Filed pursuant to Rule 424(b)(3)
Registration No. 333-149487

The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 13, 2009

Preliminary Prospectus Supplement

(To Prospectus Dated March 3, 2008)

Central European Distribution Corporation

8,200,000 Shares of Common Stock

We are offering 5,500,000 shares of our common stock and Mark Kaoufman, the selling stockholder, is offering 2,700,000 shares of our common stock. We will not receive any proceeds from the sale of any shares of common stock sold by the selling stockholder. Our common stock is listed on the NASDAQ Global Select Market, or NASDAQ, under the symbol “CEDC” and on the Warsaw Stock Exchange, or WSE, under the symbol “CDC”. On July 10, 2009, the last reported sale price of our common stock as reported on NASDAQ was $24.31 per share and on the WSE was 76.55 zloty per share.

	PER SHARE	TOTAL
Public Offering Price	$	$
Underwriting Discounts and Commissions
Paid By Us	$	$
Paid By the Selling Stockholder	$	$
Proceeds to Us, Before Expenses	$	$
Proceeds to Selling Stockholder, Before Expenses	$	$

We have granted the underwriters an option for a period of 25 days from the date of this prospectus supplement to purchase up to 820,000 additional shares of our common stock from us to cover any over-allotments. We will not receive any proceeds from the sale of common stock by the selling stockholder.

Investing in our common stock involves risks. See “Risk factors” beginning on page PS-9 of this prospectus supplement.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on                     , 2009.

Joint Book-Running Managers and Joint Global Coordinators

Jefferies & Company	UniCredit

Co-Lead Manager

Renaissance Securities (Cyprus) Limited

The date of this prospectus supplement is                     , 2009.

Prospectus Supplement

Prospectus

i

About This Prospectus Supplement

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. The prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration process. Under the shelf registration statement from time to time we may offer additional securities. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the terms of this offering. Both this prospectus supplement and the prospectus include, or incorporate by reference, important information about us, our common stock and other information you should know before investing. This prospectus supplement also adds to, updates and changes information contained in the prospectus. If any specific statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the prospectus, as well as the additional information described under “Where you can find more information” in this prospectus supplement and in the accompanying prospectus before investing in our securities.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the stock offered hereby in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

Forward-Looking Statements

This prospectus supplement and the accompanying prospectus, and the information incorporated by reference into them, contain forward-looking statements, including statements we make about market consolidation forecasts, our expected acquisitions and investments and target levels of leverage and indebtedness. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “target,” “seek” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in our forward-looking statements for many reasons, including the factors described in the section entitled “Risk factors” in this prospectus supplement and in our filings with the SEC that are incorporated by reference into this prospectus supplement. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of the document containing them or as otherwise indicated. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of the forward-looking statement or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus supplement.

Prospectus Supplement Summary

This summary highlights only selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information you should consider before investing in our stock. You should read carefully this entire prospectus supplement, the accompanying prospectus, the financial statements and the notes to those statements and the other documents incorporated by reference and the other documents to which we refer. Please read “Risk factors,” beginning on page PS-9 of this prospectus supplement, and the incorporated documents referred to therein, for more information about important risks that you should consider before buying our stock. In this prospectus supplement and the accompanying prospectus, unless the context requires otherwise, references to the “Company,” “CEDC”, “we,” “our” and “us” refer to Central European Distribution Corporation in each case with our consolidated subsidiaries.

Business

We are Central and Eastern Europe’s largest integrated spirit beverages business and one of the largest producers of vodka in the world, measured by total volume, with approximately 29.0 million nine-liter cases produced and sold in 2008. Our business primarily involves the production and sale of our own spirit brands (principally vodka), the importation on an exclusive basis of a wide variety of spirits, wines and beers and the distribution of alcoholic beverages. Our primary operations are located in Poland, Russia and Hungary.

In Poland, we are the largest vodka producer and produce the Absolwent, Zubrówka, Bols, Palace and Soplica brands, among others. Absolwent and Bols are the top-selling vodkas in the mainstream and premium segments, respectively, in Poland. We are also the largest vodka producer in Russia, the world’s largest vodka market. Our Parliament and Zhuravli brands are the two top-selling sub-premium vodkas in Russia, and Green Mark is the top-selling mainstream vodka in Russia and the second largest vodka brand by volume in the world. We also produce and distribute Royal vodka, the top-selling vodka in Hungary.

We are the largest distributor of alcoholic beverages in Poland and a leading importer of spirits, wines and beers in Poland, Russia and Hungary. We maintain exclusive import contracts with a number of internationally recognized brands including Corona, Budvar, Guinness, Carlo Rossi wines, Concha y Toro wines, Metaxa Brandy, Remy Martin Cognac, Sutter Home wines, Grant’s Whisky, Jagermeister, E&J Gallo wines, Jim Beam Bourbon, Sierra Tequila, Teacher’s Whiskey, Campari, Cinzano, and Old Smuggler.

In addition to our operations in Poland, Russia and Hungary, our three primary markets, we have distribution agreements for our vodka brands in a number of key export markets including the United States, Japan, the United Kingdom, France and many other Western European nations.

Brands

We produce and sell vodka in each of the four main vodka segments: top premium, premium, mainstream and economy. In the Russian market, there is also a sub-premium segment, which includes brands priced between the premium and mainstream brands. In Poland, our mainstream Absolwent brand has been the top-selling vodka in Poland for the last eight years, and our Bols brand is the top-selling premium vodka in Poland. Soplica, a mainstream brand, has consistently been one of the top 10 selling vodkas in Poland. In Hungary, our mainstream Royal brand is the top-selling vodka overall, while our Bols brand is the top-selling premium vodka.

In Russia, we produce and sell the two top-selling sub-premium vodka brands, Parliament and Zhuravli, respectively. Our Russian brand portfolio also includes Green Mark, which is the top-selling mainstream vodka brand in Russia and the second largest vodka brand by volume in the world.

According to Drinks International, our Green Mark, Absolwent, Parliament and Zhuravli brands are among the top 20 vodka brands worldwide based on 2008 volume. Additionally, our Parliament and Soplica brands are the top two fastest growing regional brands, defined as brands having 80% or more of their volumes sold in a particular region incorporating more than one country.

Import Activities

We are a leading importer of spirits, wines and beers in Poland, Russia and Hungary. We generally seek to develop a complete portfolio of premium imported wines and spirits in each of the markets we serve, and by combining our production capabilities and our import capabilities, we can offer our customers a complete portfolio of premium and mainstream brands. In recent years, our import business has grown at average annual rates between 27% and 46% in terms of sales value, as a result of increased demand for premium imported spirits in Poland and Russia. In addition to our existing import contracts, we have recently entered into exclusive agreements to import the Campari portfolio of brands in Hungary and the DeKuyper, Jose Cuervo, Gallo and Borco portfolio of brands in Russia.

Distribution

We distribute more than 700 brands of alcoholic beverages in Poland, making us the leading direct distributor of alcoholic beverages in Poland. Our business in Poland involves the distribution of products that we import on an exclusive basis, products we produce from our two distilleries (Bols and Polmos Bialystok) and the distribution of a wide range of products from local and international alcoholic beverage companies. We are the largest distributor in Poland for many of our suppliers.

We distribute products directly to approximately 39,000 outlets in Poland, including small and medium-size retail outlets, petrol stations, duty free stores, supermarkets and hypermarkets, as well as bars, nightclubs, hotels and restaurants, where the products we distribute are consumed. These accounts are serviced by approximately 600 salespeople in Poland. One of our key objectives is to distribute more of our own products over time, and to this end, we have established an incentive compensation system for our salespeople for both products that we produce and products that we import exclusively into Poland.

Recent Developments

On July 9, 2008, we and Lion Capital LLP, which we refer to as Lion Capital, together with certain other investors, including CEDC, acquired 100% of the outstanding equity of the Russian Alcohol Group, or Russian Alcohol. We acquired an indirect equity stake in Russian Alcohol of approximately 42%, and Lion Capital acquired substantially all of the remainder of the equity of Russian Alcohol. On April 24, 2009, we agreed with Lion Capital to replace the prior agreement, giving us the ability, through a multi-stage equity purchase, to acquire over the next five years (including 2009), all of the equity interests in Russian Alcohol held by Lion Capital. As a result, Russian Alcohol’s financial results will be consolidated with ours beginning in the second quarter of 2009. We refer to these transactions collectively as the Russian Alcohol acquisition.

Russian Alcohol is the largest vodka producer in Russia with 2008 volume in excess of 16.0 million nine-liter cases. Through the Russian Alcohol acquisition we acquired the Russian Alcohol product portfolio, including the Green Mark and Zhuravli brands. The Russian Alcohol acquisition is a complement to our acquisitions in early 2008 of Copecresto Enterprises Ltd. (referred to as Parliament), the owner of various production and distribution assets in Russia, including Parliament vodka, and Peulla Enterprises Limited (referred to as Whitehall), a leading importer of premium wines and spirits in Russia. Collectively, our Russian businesses represent the largest spirits company by volume in Russia, and we believe they provide us with the necessary components to execute our Russian growth strategy, including realizing synergies through the consolidation of our Russian businesses and capitalizing on the Russian market consolidation.

Industry Overview

Poland and Russia are the fourth-largest and the largest markets in the world, respectively, for the consumption of vodka by volume, and both markets are in the top 25 markets for total alcohol consumption worldwide. The total sales value of the alcoholic beverages market in Poland was estimated by The Nielsen Company to be approximately $6-8 billion in 2008 with beer and vodka accounting for approximately 90% of the sales value of all alcoholic beverages. Sales value of alcoholic beverages in Poland increased by approximately 5-8% from December 2007 to December 2008. This increase was the result of increased sales value for all main groups of alcoholic products, for which we estimate the following year-over-year growth rates: approximately 2% for beer, approximately 6-8% for spirit products and approximately 10-12% for wine. Domestic vodka consumption dominates the spirits market in Poland with approximately 96% market share. In 2008, the top premium segment and imported brands accounted for approximately 7.4% of total vodka sales value in Poland, while the premium segment accounted for approximately 21.2% of total sales value. The mainstream segment, which is the largest, now represents approximately 45.6% of total sales value. Sales in the economy segment currently represents approximately 26.1% of total sales value, down from an estimated 37% in 2005.

The total spirits market in Russia was estimated by Business Analytica to be approximately $18-$19 billion in 2008. Vodka represented approximately 80% of the sales value of the total Russian spirits market in 2008. We believe that the sales value of the Russian market for vodka will grow by more than 5% per annum in coming years based on historical growth rates, although we also believe that total volume in Russia will decline as consumers shift away from lower priced economy vodkas to vodkas in the mainstream and sub-premium category. Accordingly, we believe that our brands are well positioned for growth over the next few years due to their strong market shares in the mainstream and sub-premium categories. The Russian vodka market is currently fragmented, and we estimate that, based on sales value, the top five producers have a 42% market share in 2008 as compared to an estimated 88% market share in Poland.

Competitive Strengths

Solid platform for further expansion in the fragmented Russian spirits market. We are the largest vodka producer in Russia. Our brands in Russia include Parliament and Zhuravli, which are the two top-selling sub-premium vodka brands in Russia and Green Mark, the top-selling mainstream vodka brand in Russia and the second largest vodka brand by volume in the world. These brands are supported by a sales force of approximately 300 people in our Parliament business and approximately 2,400 people in our Russian Alcohol business, which we believe is the largest sales force in Russia. We believe our combined size and the geographic coverage of our sales force will contribute to market share gains and enable us to benefit from ongoing consolidation in the Russian spirits market.

Russian Alcohol’s approximately 2,400 person sales force includes more than 1,400 people allocated to Exclusive Sales Teams, or ESTs. ESTs are employed by wholesalers that carry Russian Alcohol’s products but focus exclusively on the merchandising, marketing and sale of the Russian Alcohol product portfolio. Because spirits advertising is heavily regulated in Russia, we believe that this structure provides us with meaningful marketing benefits as it allows us to maintain direct relationships with retailers and to ensure that our products receive prominent shelf space. Wholesalers who employ our ESTs are solely compensated through a rebate on purchases of our Russian Alcohol brands. This arrangement enables us to maintain an expansive and exclusive sales force covering all regions of Russia with no associated fixed overhead costs.

Strong market position in Poland. We are the leading distributor and importer of alcoholic beverages in Poland, distributing spirits, which we produce, and wines, beers and spirits, which we import on an exclusive basis. In Poland, we also distribute a wide range of other imported and locally produced alcoholic beverages. Our broad portfolio of products allows us to address a wide range of consumer tastes and trends. Our economy brands have benefited recently from challenging economic conditions, while our premium and mainstream brands, including Absolwent and Bols, enable us to benefit from long term premiumization trends taking place with Polish consumers. Our portfolio of top selling vodka brands and leading import brands also provides us with bargaining power in our dealings with large retail chains. Additionally, our own distribution infrastructure provides us with the distribution leverage to serve independent retailers, which represent the majority of spirit sales in Poland, and on-trade locations, such as bars, nightclubs, hotels and restaurants.

Attractive platform for international spirit companies to market and sell products in Poland, Russia and Hungary. Our existing import and distribution platforms and our sales and marketing organizations in Poland, Russia and Hungary provide us with an opportunity to continue to expand our import portfolio. We believe we are well positioned to serve the needs of other international spirit companies that wish to sell products in these markets but lack the necessary infrastructure.

Attractive market dynamics. We believe that a combination of factors make Poland and Russia attractive markets for companies involved in the alcoholic beverage industry.

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Poland and Russia rank as the fourth-largest and largest markets for vodka in the world, respectively, by volume, and vodka accounts for over 80% of all spirits consumed in both markets. We believe spirits sales value in both markets will continue to grow, and wine and beer consumption has also increased in both Poland and Russia. As the largest producer of vodka and a leading importer of wine and beer in both countries, we are well-positioned to service demand in our core markets.

•

We believe that consumers in Poland and Russia increasingly demand a wider range of wine and spirits from mainstream to premium, both domestically produced and imported, and we are well-positioned to meet that demand in the coming years with top-selling brands in the domestic vodka mainstream and sub-premium categories. Additionally, we believe that, unlike many of our competitors, we are well-positioned to meet that demand with the combination of our market-leading domestically produced products and our exclusive import portfolio.

•

In Poland and Russia, we believe, based on industry statistics and our own experience, that approximately 60-65% of vodka sales are still made through the so-called “traditional trade,” which consists primarily of smaller independently owned stores. The traditional trade provides our primary source of sales, which we serve in Poland through our nation-wide next day distribution platform. In Russia, we believe our large, dedicated sales force, which includes both a traditional sales force and ESTs, gives us a competitive advantage over our competitors in a fragmented wholesaler and retailer environment.

Professional and experienced management team. Our management team has significant experience in the alcoholic beverages industry and in Poland, and has increased profitability and implemented effective internal control over financial reporting. Our management team, led by William Carey, has executed and integrated over 20 acquisitions within Poland, Russia and Hungary since 1998.

Growth Strategies

Realize synergies through the consolidation of our Russian businesses. Through our recent acquisitions we have acquired three of the leading spirit and wine businesses in Russia. In particular, with our acquisitions of Parliament and Russian Alcohol, we have the leading overall vodka position as well as the leading mainstream and sub-premium brands in Russia. Through our acquisition of Whitehall, we have a leading import portfolio in Russia. We intend to consolidate our Russian businesses, which are currently managed separately, in order to better leverage our management expertise and business relationships. We believe that opportunities exist to improve operational profitability in Russia by eliminating operating cost overlaps between the companies. In addition, by combining our market leading Russian brands with Whitehall’s exclusive import portfolio, and leveraging the combined sales and distribution system of Parliament and Russian Alcohol, we believe we will be able to enhance our leading market position in Russia.

Capitalize on the Russian market consolidation. The Russian vodka market is currently fragmented. We estimate the top five vodka producers in Russia accounted for only 42% of the total market share in 2008 as compared to 88% in Poland. We believe, based on our experience of consolidation trends in Poland, that the combined market share of the top five vodka producers in Russia could increase from 42% to 70-80% in the next three to five years as the Russian market continues to consolidate. In 2008, we organically increased our market share in Russia from approximately 14% to 17%. We intend to capitalize on our leading brand position, our expansive sales and distribution network and the impact of the current economic situation to expand our market share in Russia.

Develop our portfolio of exclusive import brands. In addition to the development of our own brands, our strategy is to be the leading importer of wines and spirits in the markets where we operate. Within Poland, we have already developed an extensive wine and spirit import portfolio. In Russia, we intend to capitalize on the import platform of Whitehall and the combined sales and marketing strength of Parliament and Russian Alcohol by developing new import opportunities and capitalizing on the overall growth in imports. In 2009, we have begun to import several new brands to Russia, including DeKuyper, Jose Cuervo, Gallo and Borco. We have also recently expanded our exclusive Polish import relationship with Campari to include Hungary.

Continue to focus on sales of our own brands and exclusive import brands. Within Poland and Hungary, we look to continue to leverage the strength of our existing and long-standing sales and distribution networks to support our higher margin, owned and exclusive import brands. We also intend to seek new export opportunities for our vodka brands, through new package launches and product extensions. We are in process of completing an extensive program to develop new packaging and marketing programs for Bols, Zubrówka, Absolwent, Royal and Palace vodka in our core markets as well as the Zubrówka export packaging.

Our Selling Stockholder

The selling stockholder in this offering is Mark Kaoufman, to whom we issued 2,100,000 shares of common stock on February 24, 2009 and who acquired the balance of his holding on March 4, 2009 from Barclays Wealth Trustees (Jersey) Limited, in its capacity as Trustee of the First National Trust. All the shares of common stock beneficially owned by Mark Kaoufman were issued as consideration for the acquisition of our interests in Whitehall, which we completed in stages on May 24, 2008, October 21, 2008 and February 24, 2009. Following completion of this offering, Mr. Kaoufman will beneficially own 231,248 shares of our common stock, representing approximately 0.42% of our outstanding common stock, whether or not the underwriters’ over-allotment option is exercised in full.

Our Corporate Information

We were incorporated under the laws of the State of Delaware on September 4, 1997. Our registered office is c/o Corporation Service Company, 2711 Centreville Road, Suite 400, Wilmington, Delaware 19808, USA. Our principal executive office is Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004, USA, and our telephone number is +1 (610) 660-7817.

The Offering

Common stock offered by us	5,500,000 shares.

Common stock offered by the selling stockholder	2,700,000 shares.

Common stock to be outstanding after this offering	54,720,127 shares (or 55,540,127 shares if the underwriters exercise their over-allotment option in full).

Over-allotment option	We have granted the underwriters an option for a period of 25 days from the date of this prospectus supplement to purchase up to 820,000 additional shares of our common stock from us to cover any over-allotments.

Public offering price per share	$

Use of proceeds	We intend to use the net proceeds from this offering to purchase the remaining interests held by the Parliament minority shareholders and make certain deferred payments relating to our recent acquisitions in Russia. If for any reason we do not use all of our proceeds as described above, we will use the net proceeds from this offering for general corporate purposes, and we will have broad discretion in allocating the net proceeds from this offering. We will not receive any of the proceeds from the sale of common stock by the selling stockholder. See “Use of proceeds.”

NASDAQ Global Select Market symbol	CEDC

Warsaw Stock Exchange symbol	CDC

Risk factors	See “Risk factors” beginning on page PS-9 of this prospectus supplement and other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the common stock.

The number of shares of our common stock to be outstanding after this offering is based on 49,220,127 shares of common stock outstanding as of June 30, 2009, and excludes the following calculated as of that date:

•	1,521,125 shares of our common stock issuable upon exercise of outstanding options granted under our stock option plans at a weighted average exercise price of $27.50 per share;

•	246,037 treasury shares;

•	80,398 shares of our common stock issuable upon the vesting of restricted stock awards; and

•	shares of our common stock reserved for issuance upon conversion of our $310.0 million 3% convertible senior notes due 2013.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase up to 820,000 additional shares of common stock.

Summary Consolidated Financial Data

The following summary consolidated financial data is derived from our audited consolidated financial statements for the fiscal years ended December 31, 2006, 2007 and 2008 and from our unaudited consolidated financial statements for the three months ended March 31, 2008 and 2009. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in our opinion, include all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of our results of operations for such periods. Operating results for the three months ended March 31, 2009 are not necessarily indicative of the results that may be expected for the fiscal year that will end December 31, 2009.

This information is only a summary and should be read in conjunction with the more detailed information contained in our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our current report on Form 8-K filed on July 10, 2009 and our quarterly report on Form 10-Q for the quarter ended March 31, 2009, which are on file with the SEC and incorporated by reference into this prospectus supplement. See “Where you can find more information,” which includes, among other things, references to certain of our financial statements included in (i) our annual report on Form 10-K/A for the fiscal year ended December 31, 2008, filed on June 29, 2009, (ii) our annual report on Form 10-K/A for the fiscal year ended December 31, 2008, filed on June 30, 2009, (iii) our annual report on Form 10-K/A for the fiscal year ended December 31, 2008, filed on July 10, 2009, (iv) our current report on Form 8-K filed on July 10, 2009, (v) our current report on Form 8-K/A filed on July 10, 2009 and (vi) our current report on Form 8-K/A filed on July 13, 2009, all of which are incorporated herein by reference.

	Year ended December 31,			Three Months ended March 31,
($ in thousands, except per share data)	2006	2007	2008(1)	2008	2009
Sales	$1,193,248	$1,483,344	$2,136,570	$408,080	$297,759
Excise taxes	(249,140)	(293,522)	(489,566)	(94,460)	(79,867)

Net sales	944,108	1,189,822	1,647,004	313,620	217,892
Cost of goods sold	745,721	941,060	1,224,899	247,404	156,730

Gross profit	198,387	248,762	422,105	66,216	61,162

Operating expenses	106,805	130,677	223,373	40,748	40,856

Operating income	91,582	118,085	198,732	25,468	20,306

Interest (expense), net	(31,750)	(35,829)	(53,447)	(11,785)	(11,740)
Other financial income/(expense), net	17,212	13,594	(132,936)	9,103	(96,220)
Other non operating income/(expense), net	1,119	(1,770)	410	140	(162)

Income/(loss) before taxes	78,163	94,080	12,759	22,926	(87,816)

Income tax (expense)/benefit	(13,986)	(15,910)	(11,872)	(4,308)	17,564
Equity in net earnings of affiliates	—	—	(9,002)	—	(18,421)

Net income/(loss)	$64,177	$78,170	$(8,115)	$18,618	$(88,673)

Less: Net income/(loss) attributable to noncontrolling interests in subsidiaries	8,727	1,068	3,680	253	(111)
Less: Net income/(loss) attributable to redeemable noncontrolling interests in Whitehall Group	—	—	6,803	—	(901)
Net income/(loss) attributable to CEDC	$55,450	77,102	(18,598)	18,365	(87,661)

Net income/(loss) per share of common stock, basic	$1.55	$1.93	$(0.42)	$0.45	$(1.83)

Net income/(loss) per share of common stock, diluted	$1.53	$1.91	$(0.42)	$0.44	$(1.83)

(1)	The financial data for the year ended December 31, 2008 is extracted from consolidated financial statements included in our current report on Form 8-K filed on July 10, 2009 showing retrospective adoption of SFAS No. 160 and FASB Staff position No. APB 14-1.

Risk Factors

In evaluating an investment in our shares, you should carefully consider, along with the other information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus, the specific factors set forth below for risks involved with our business and an investment in the shares.

Risks Related to Our Business

We operate in highly competitive industries, and competitive pressures could have a material adverse effect on our business.

The alcoholic beverages distribution and production industries in our region are intensely competitive. The principal competitive factors in these industries include product range, pricing, distribution capabilities and responsiveness to consumer preferences, with varying emphasis on these factors depending on the market and the product.

In Poland, we face significant competition from various regional distributors and wholesalers, who compete principally on price. The effect of this competition could adversely affect our results of operations. The majority of alcohol sales in Poland are still made through traditional trade outlets. Other sales are made in hypermarkets and large discount stores.

In Russia, the hypermarket and large retail chains continue to grow their share of the trade. Traditional trade outlets typically provide us with higher margins from sales as compared to hypermarkets and large retail chains. There is a risk that the expansion of hypermarkets and large retail chains will continue to occur in the future, thus reducing the margins that we may derive from sales to wholesalers that primarily serve the traditional trade. This potential margin reduction, however, will be partially offset by lower distribution costs due to direct, bulk deliveries associated with sales to the modern trade.

In Poland and Russia, we face competition from various producers in the vodka production industry. We compete with other alcoholic and nonalcoholic beverages for consumer purchases in general, as well as shelf space in retail stores, restaurant presence and distributor attention. In addition, we compete for customers on the basis of the brand strength of our products relative to our competitors’ products. Our success depends on maintaining that strength of our consumer brands by continuously improving our offerings and appealing to the changing needs and preferences of our customers and consumers. While we devote significant resources to continuous improvement of our products and marketing strategies, it is possible that competitors may improve more rapidly or effectively, adversely affecting our sales, margins and profitability.

Our results are linked to economic conditions and shifts in consumer preferences, including a reduction in the consumption of alcoholic beverages.

Our results of operations are affected by the overall economic trends in Poland and Russia, the level of consumer spending, the rate of taxes levied on alcoholic beverages and consumer confidence in future economic conditions. The current negative economic conditions and outlook, including volatility in energy costs, severely diminished liquidity and credit availability, falling equity market values, weakened consumer confidence, falling consumer demand, declining real wages and increased unemployment rates, have contributed to a global recession. The effects of the global recession in many countries, including Russia, has been quite severe and it is possible that an economic recovery in those countries will take longer to develop.

During the current period of economic slowdown, we could expect that reduced consumer confidence and spending will result in reduced demand for our products and limitations on our ability to increase prices and finance marketing and promotional activities. Reduced consumer confidence and spending also may result in reduced demand for our products and limitations on our ability to increase prices and finance marketing and promotional activities. A continued recessionary environment likely would make it more difficult to forecast operating results and to make decisions about future investments, and a major shift in consumer preferences or a large reduction in sales of alcoholic beverages could have a material adverse effect on our business, financial condition and results of operations.

Loss of key management would threaten our ability to implement our business strategy.

The management of future growth will require our ability to retain William Carey, our Chairman, Chief Executive Officer and President. William Carey, who founded our company, has been a key person in our ability to implement our business plan and grow our business. If William Carey were to leave us, our business could be materially adversely affected.

Changes in the prices of supplies and raw materials could have a material adverse effect on our business.

Price increases for raw materials used for vodka production may take place in the future, and our inability to pass on increases to our customers could reduce our margins and profits and have a material adverse effect on our business. We recently constructed storage tanks in Poland that will store up to six months’ use of raw spirit. This gives us the flexibility to purchase raw spirit throughout the year at times when there are dips in raw spirit pricing. We expect these steps to help mitigate our exposure to price increases; however, we cannot assure you that shortages or increases in the prices of our supplies or raw materials will not have a material adverse effect on our financial condition and results of operations.

We are exposed to exchange rate and interest rate movements that could adversely affect our financial results and comparability of our results between financial periods.

Our functional currencies are the Polish zloty, Hungarian forint and Russian ruble. Our reporting currency, however, is the U.S. dollar, and the translation effects of fluctuations in exchange rates of our functional currencies into U.S. dollars may materially impact our financial condition and net income and may affect the comparability of our results between financial periods.

In addition, our senior secured notes and our convertible senior notes are denominated in euros and U.S. dollars, respectively, and the proceeds of the note issuances have been on-lent to certain of our operating subsidiaries that have the Polish zloty as their functional currency. Movements in the exchange rate of the euro and U.S. dollar to Polish zloty could therefore increase the amount of cash, in Polish zloty, that must be generated in order to pay principal and interest on our senior secured notes and convertible senior notes.

The impact of translation of our senior secured notes and convertible senior notes could have a materially adverse effect on our reported earnings. For example, a 1% change in the euro-Polish zloty exchange rate as compared to the exchange rate applicable on March 31, 2009, would result in an unrealized exchange pre-tax gain or loss of approximately $3.3 million per annum. A 1% change in the U.S. dollar-Polish zloty exchange rate as compared to the exchange rate applicable on March 31, 2009, would result in an unrealized exchange pre-tax gain or loss of approximately $3.0 million per annum.

Weather conditions may have a material adverse effect on our sales or on the price of grain used to produce spirits.

We operate in an industry where performance is affected by the weather. Changes in weather conditions may result in lower consumption of vodka and other alcoholic beverages. In particular, unusually cold spells in winter or high temperatures in the summer can result in temporary shifts in customer preferences and decrease demand for the alcoholic beverages we produce and distribute. Similar weather conditions in the future may have a material adverse effect on our sales which could affect our financial condition and results of operations. In addition, inclement weather may affect the availability of grain used to produce raw spirit, which could result in a rise in raw spirit pricing that could negatively affect margins and sales.

We are subject to extensive government regulation; changes in or violations of law or regulations could materially adversely affect our business and profitability.

Our business of producing, importing and distributing alcoholic beverages in Poland and Hungary is subject to regulation by national and local governmental agencies and European Union authorities. In addition, in connection with our recently completed and planned acquisitions in Russia, our business there is subject to extensive regulation by Russian authorities. These regulations and laws address such matters as licensing and permit requirements, competition and anti-trust matters, trade and pricing practices, taxes, distribution methods and relationships, required labeling and packaging, advertising, sales promotion and relations with wholesalers and retailers. In order for us to gain management control of Russian Alcohol and complete our acquisition over the period from 2009 to 2013, we are required to obtain necessary antitrust approval from the European Commission and the Antimonopoly Committee of Ukraine, and any other relevant jurisdiction requiring such approval. To that end, we plan to file a notification with the European Commission and we plan to contact authorities in other jurisdictions in order to seek the relevant antitrust approval. Additionally, new or revised regulations or requirements or increases in excise taxes, customs duties, income taxes, or sales taxes could materially adversely affect our business, financial condition and results of operations.

In addition, we are subject to numerous environmental and occupational, health and safety laws and regulations in the countries in which we operate. We may also incur significant costs to maintain compliance with evolving environmental and occupational, health and safety requirements, to comply with more stringent enforcement of existing applicable requirements or to defend against challenges or investigations, even those without merit. Future legal or regulatory challenges to the industry in which we operate or our business practices and arrangements could give rise to liability and fines, or cause us to change our practices or arrangements, which could have a material adverse effect on us, our revenues and our profitability.

Governmental regulation and supervision as well as future changes in laws, regulations or government policy (or in the interpretation of existing laws or regulations) that affect us, our competitors or our industry generally strongly influence our viability and how we operate our business. Complying with existing regulations is burdensome, and future changes may increase our operational and administrative expenses and limit our revenues. For example, we are currently required to have permits to produce, import products, maintain and operate our warehouses, and distribute our products to wholesalers. Many of these permits, such as our general permit for wholesale trade, must be renewed when they expire. Although we believe that our permits will be renewed upon their expiration, there is no guarantee that such will be the case. Revocation or non-renewal of permits that are material to our business could have a material adverse affect on our business. Our permits could also be revoked prior to their expiration date due to nonpayment of taxes or violation of health requirements. Additionally, governmental regulatory and tax authorities have a high degree of discretion and may at times exercise this discretion in a manner contrary to law or established practice. Such conduct can be more prevalent in jurisdictions with less developed or evolving regulatory systems like Russia. Our business would be materially and adversely affected if there were any adverse changes in relevant laws or regulations or in their interpretation or enforcement. Our ability to introduce new products and services may also be affected if we cannot predict how existing or future laws, regulations or policies would apply to such products or service.

We may not be able to protect our intellectual property rights.

We own and license trademarks (for, among other things, our product names and packaging) and other intellectual property rights that are important to our business and competitive position, and we endeavor to protect them. However, we cannot assure you that the steps we have taken or will take will be sufficient to protect our intellectual property rights or to prevent others from seeking to invalidate our trademarks or block sales of our products as a violation of the trademarks and intellectual property rights of others. In addition, we cannot assure you that third parties will not infringe on or misappropriate our rights, imitate our products, or assert rights in, or ownership of, trademarks and other intellectual property rights of ours or in marks that are similar to ours or marks that we license and/or market. In some cases, there may be trademark owners who have prior rights to our marks or to similar marks. Moreover, Russia generally offers less intellectual property protection than in Western Europe or North America. We are currently involved in opposition and cancellation proceedings with respect to marks similar to some of our brands and other proceedings, both in the United States and elsewhere. If we are unable to protect our intellectual property rights against infringement or misappropriation, or if others assert rights in or seek to invalidate our intellectual property rights, this could materially harm our future financial results and our ability to develop our business.

Our import contracts may be terminated.

As a leading importer of major international brands of alcoholic beverages in Poland and Hungary, we have been working with the same suppliers in those countries for many years and either have verbal understandings or written distribution agreements with them. In addition, we have recently acquired distribution contracts in Russia through our acquisition of Whitehall. Where a written agreement is in place, it is usually valid for between one and five years and is terminable by either party on three to six months’ notice.

Although we believe we are currently in compliance with the terms and conditions of our import and distribution agreements, there is no assurance that all our import agreements will continue to be renewed on a regular basis, or that, if they are terminated, we will be able to replace them with alternative arrangements with other suppliers. Moreover, our ability to continue to distribute imported products on an exclusive basis depends on some factors which are out of our control, such as ongoing consolidation in the wine, beer and spirit industry worldwide, as a result of which producers decide from time to time to change their distribution channels, including in the markets in which we operate.

Our results of operations and financial condition may be adversely affected if we undertake acquisitions of businesses that do not perform as we expect or that are difficult for us to integrate.

At any particular time, we may be in various stages of assessment, discussion and negotiation with regard to one or more potential acquisitions, not all of which will be consummated. We make public disclosure of pending and completed acquisitions when appropriate and required by applicable securities laws and regulations.

Acquisitions involve numerous risks and uncertainties. If we complete one or more acquisitions, our results of operations and financial condition may be affected by a number of factors, including: the failure of the acquired businesses to achieve the results we have projected in either the near or long term; the assumption of unknown liabilities; the fair value of assets acquired and liabilities assumed; the difficulties of imposing adequate financial and operating controls on the acquired companies and their management and the potential liabilities that might arise pending the imposition of adequate controls; the challenges of preparing and consolidating financial statements of acquired companies in a timely manner; the difficulties in integration of the operations, technologies, services and products of the acquired companies; and the failure to achieve the strategic objectives of these acquisitions. In addition, we may acquire a significant, but non-controlling, stake in a business, which could expose us to the risk of decisions taken by the acquired business’s controlling shareholder. For example, we do not currently have a majority of the voting power in Whitehall or Russian Alcohol. Although we have negotiated contractual rights to board representation and other matters of corporate governance, we are subject to decisions of the controlling shareholder in a way that we are not with our subsidiaries that we wholly-own or control and cannot assure you that our contractual rights will in all instances be sufficient to protect our interests.

Acquisitions in developing economies, such as Russia, involve unique risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks, and the particular economic, political, and regulatory risks associated with specific countries.

Future acquisitions or mergers may result in a need to issue additional equity securities, spend our cash, or incur debt, liabilities or amortization expenses related to intangible assets, any of which could reduce our profitability.

Sustained periods of high inflation in Russia may materially adversely affect our business there.

Russia has experienced periods of high levels of inflation since the early 1990s. Despite the fact that inflation has remained relatively stable in Russia during the past few years, our profit margins from our Russian business could be adversely affected if we are unable to sufficiently increase our prices to offset any significant future increase in the inflation rate.

The developing legal system in Russia creates a number of uncertainties that could adversely affect our Russian business.

Russia is still developing the legal framework required to support a market economy, which creates uncertainty relating to our Russian business. Prior to our recent acquisitions in Russia, we did not have experience operating there, which could increase our vulnerability to the risks relating to these uncertainties. Risks related to the developing legal system in Russia include:

•	inconsistencies between and among the Constitution, federal and regional laws, presidential decrees and governmental, ministerial and local orders, decisions, resolutions and other acts;

•	conflicting local, regional and federal rules and regulations;

•	the lack of judicial and administrative guidance on interpreting legislation;

•	the relative inexperience of judges and courts in interpreting legislation;

•	the lack of an independent judiciary;

•

a high degree of discretion on the part of governmental authorities, which could result in arbitrary or selective actions against us, including suspension or termination of licenses we need to operate in Russia;

•	poorly developed bankruptcy procedures that are subject to abuse; and

•	incidents or periods of high crime or corruption that could disrupt our ability to conduct our business effectively.

The recent nature of much of Russian legislation, the lack of consensus about the scope, content and pace of economic and political reform and the rapid evolution of this legal system in ways that may not always coincide with market developments place the enforceability and underlying constitutionality of laws in doubt and result in ambiguities, inconsistencies and anomalies. Any of these factors could adversely affect our Russian business.

An unpredictable tax system in Russia gives rise to significant uncertainties and risks that complicate our tax planning and decisions relating to our Russian business.

The tax system in Russia is unpredictable and gives rise to significant uncertainties, which complicate our tax planning and decisions relating to our Russian business. Tax laws in Russia have been in force for a relatively short period of time as compared to tax laws in more developed market economies and we have less experience operating under Russian tax regulations than those of other countries.

Russian companies are subject to a broad range of taxes imposed at the federal, regional and local levels, including but not limited to value added tax, excise duties, profit tax, payroll-related taxes, property taxes, taxes or other liabilities related to transfer pricing and other taxes. Russia’s federal and local tax laws and regulations are subject to frequent change, varying interpretations and inconsistent or unclear enforcement. It is not uncommon for differing opinions regarding legal interpretation to exist both between companies subject to such taxes and the ministries and organizations of the Russian government and between different branches of the Russian government such as the Federal Tax Service and its various local tax inspectorates, resulting in uncertainties and areas of conflict. Tax declarations are subject to review and investigation by a number of tax authorities, which are enabled by law to impose penalties and interest charges. The fact that a tax declaration has been audited by tax authorities does not bar that declaration, or any other tax declaration applicable to that year, from a further tax review by a superior tax authority during a three-year period. As previous audits do not exclude subsequent claims relating to the audited period, the statute of limitations is not entirely effective. In some instances, even though it may potentially be considered unconstitutional, Russian tax authorities have applied certain taxes retroactively. Within the past few years the Russian tax authorities appear to be taking a more aggressive position in their interpretation of the legislation and assessments, and it is possible that transactions and activities that have not been challenged in the past may be challenged. As a result, significant additional taxes, penalties and interest may be assessed. In addition, our Russian business is and will be subject to periodic tax inspections that may result in tax assessments and additional amounts owed by us for prior tax periods. Uncertainty relating to Russian transfer pricing rules could lead tax authorities to impose significant additional tax liabilities as a result of transfer pricing adjustments or other similar claims, and could have a material adverse effect on our Russian business and our company.

Risks Relating to Our Indebtedness

We require a significant amount of cash to make payments on our senior secured notes and to service our other obligations.

Our ability to finance our debt depends on our future operating performance and ability to generate sufficient cash. This depends, to some extent, on general economic, financial, competitive, market, legislative, regulatory and other factors discussed in these “Risk factors.”

Historically, we met our debt service and other cash requirements with cash flows from operations and our existing revolving credit facilities. As a result of certain acquisitions and related financing transactions, however, our debt service requirements have increased significantly. We cannot assure you that our business will generate sufficient cash flows from operating activities, or that future debt and equity financing will be available to us in an amount sufficient to enable us to pay our debts when due or to fund our other financing needs.

Our indebtedness under the senior secured notes, convertible senior notes, other credit facilities and capital leases as of March 31, 2009 amounted to $842.1 million, which includes $5.1 million of accrued interest on our senior secured notes and our convertible senior notes. In addition, Russian Alcohol as of March 31, 2009 has approximately $154 million in outstanding net indebtedness, which under the terms of our current indebtedness would have to be refinanced when we acquire control of Russian Alcohol in 2011.

If our future cash flows from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to:

•	reduce or delay our business activities and capital expenditures;

•	sell assets;

•	obtain additional debt or equity capital; or

•	restructure or refinance all or a portion of our debt, including our senior secured notes, on or before maturity.

The above factors all contain an inherent risk regarding our ability to execute them. Additionally, our senior secured notes and covenants made in connection therewith may limit our ability to borrow additional funds or increase the cost of any such borrowing. In addition, under the terms of the agreements relating to our acquisition of Russian Alcohol, we have granted Lion Capital rights over the equity of Russian Alcohol as security against any default on our payment obligations to Lion Capital, including remaining aggregate cash payments of approximately $233.5 million (excluding fixed earnout and conversion payments) and €210.4 million payable by us over the period from 2009 to 2013, subject to adjustments based on the price of our common stock or in the event of early payment. Under the terms of our agreements relating to our acquisition of Whitehall, we are also required to pay Barclays Wealth Trustees (Jersey) Limited an additional cash payment on September 15, 2009 in the amount of €8,303,630 and we currently owe a payment in the amount of €8,000,000, that was due on June 15, 2009, plus interest accrued thereon from and after May 23, 2009 at an annual interest rate of 10% accruing daily based on a 365-day year. In addition, under the terms of our agreements relating to our acquisition of Parliament, we are obligated to deliver remaining consideration of $9,700,000 to White Horse Intervest Limited upon the consummation of certain reorganization transactions specified in our agreements.

Furthermore, recent significant changes in market liquidity conditions resulting in a tightening in the credit markets and a reduction in the availability of debt and equity capital could impact our access to funding and our related funding costs, which could materially and adversely affect our ability to obtain and manage liquidity, to obtain additional capital and to restructure or refinance any of our existing debt.

We are subject to restrictive debt covenants.

The indenture governing our senior secured notes and the agreements governing our senior credit facilities contain, and other financing arrangements we enter into in the future may contain, provisions that limit our ability and the ability of our subsidiaries to enter into certain transactions, including the ability to make certain payments, including dividends or other cash distributions; incur or guarantee additional indebtedness and issue preferred stock;

make certain investments; prepay or redeem subordinated debt or equity; create certain liens or enter into sale and leaseback transactions; engage in certain transactions with affiliates; sell assets or consolidate or merge with or into other companies; issue or sell share capital of certain subsidiaries; and enter into other lines of business. These restrictions could limit our ability to engage in activities that may be in our long-term best interests.

Risks Related to Our Common Stock

The price of our common stock historically has been volatile. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

The sale price for our common stock has varied between a high of $77.48 and a low of $5.97 in the twelve month period ended June 30, 2009. This volatility may affect the price at which you could sell the common stock and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in “Risks related to our business” and in the documents we have incorporated by reference into this prospectus; variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

In addition, the sale of substantial amounts of our common stock, or the perception that these sales may occur, could adversely impact its price. As of June 30, 2009, we had outstanding 49,220,127 shares of our common stock and options to purchase approximately 1,521,125 shares of our common stock (of which approximately 1,089,550 were exercisable as of that date). We also had outstanding approximately 80,398 restricted stock units as of June 30, 2009, 1,700 of which were exercisable. As a result of our acquisition of Botapol Holding B.V., which we completed on August 17, 2005, Takirra Investment Corporation N.V. as of June 30, 2009 owned a total of 2,537,128 shares or 5.15% of our common stock outstanding. Takirra Investment Corporation N.V. has the right to cause us to register resale of the shares of our common stock that it owns or to include its shares in future registration statements filed by us with the SEC. We have filed a registration statement relating to these shares with the SEC. Pursuant to that registration statement, Takirra Investment Corporation N.V. will be able to sell its shares to the public in the United States.

Further, as a result of our acquisition of 85% of the share capital of Copecresto Enterprises Limited, which we completed on March 13, 2008, White Horse Intervest Limited as of June 30, 2009 owned a total of 2,238,806 shares or 4.5% of our common stock outstanding. White Horse Intervest Limited has the right to cause us to register resale of the shares of our common stock that it owns or to include its shares in future registration statements filed by us with the SEC. As a result of our acquisition of 50% minus one vote of the voting power, and 80% of the economic interests, in Whitehall, which we completed in stages on May 23, 2008 and February 24, 2009, Mark Kaoufman owns a total of 2,931,248 shares of our common stock. After the sale of any shares of common stock owned by Mr. Kaoufman as the selling stockholder in this offering, we will file a registration statement covering any remaining shares owned by Mr. Kaoufman.

Finally, in connection with the Russian Alcohol acquisition, we have agreed to pay Lion Capital certain amounts of our common stock over the period from 2009 to 2013. We also have the option to pay certain cash obligations to Lion Capital in the form of our common stock. In 2009, $17.15 million in shares of our common stock and an additional one million shares of our common stock will be paid to Lion Capital. In 2010, we will issue 1.575 million shares of our common stock to Lion Capital and, from 2010 to 2013, we have the option to pay in the form of our common stock up to $50 million of the aggregate cash consideration due from us to Lion Capital over that period. In addition, in 2012 we will issue an additional 751,852 shares of our common stock to affiliates of Lion Capital. These obligations to Lion Capital are subject to adjustments based on the price of our common stock, or in the event of early payment. We will also issue to certain affiliates of Lion Capital warrants over 1,490,550 shares of our common stock exercisable on May 31, 2011 at a strike price of $22.11, 300,000 shares of our common stock exercisable on July 31, 2012 at a strike price of $26, and 1,803,813 shares of our common stock exercisable on

May 31, 2013 at a strike price of $26. The gain on the warrants can be settled in cash or on a net share basis at our election. We have also granted Lion Capital and its affiliates certain registration rights over the shares of our common stock paid to them in connection with the Russian Alcohol acquisition. Although there are certain limitations on the number of shares that Lion can sell in a given day and we expect the majority of shares held by Mr. Kaoufman to be sold as part of this offering, if any of the foregoing were to sell a large number of their shares in a short period of time, the market price of our common stock could decline. The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock to decline.

Delaware law and provisions in our charter documents may impede or discourage a takeover, which could cause the market price of our shares to decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock. The ability of our board of directors to create and issue a new series of preferred stock and certain provisions of Delaware law and our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock. See “Description of capital stock.”

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future.

Enforcing legal liability against us and our directors and officers might be difficult.

We are organized under the laws of the State of Delaware of the United States. Therefore, investors are able to effect service of process in the United States upon us and may be able to effect service of process upon our directors and executive officers. We are a holding company, however, and substantially all of our operating assets are located in Poland, Russia and Hungary. Further, most of our directors and executive officers, and those of most of our subsidiaries, are non-residents of the United States, and our assets and the assets of our directors and executive officers are located outside the United States. As a result, you may not be able to enforce against our assets (or those of certain of our directors or executive officers) judgments of United States courts predicated upon the civil liability provisions of United States laws, including federal securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may not be enforceable in Poland or Russia.

Use of Proceeds

We estimate that the net proceeds from the sale of our common stock will be approximately $129 million (based on an offering price of $24.31, the closing price of our common stock on NASDAQ on July 10, 2009) after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds will be approximately $149 million. We will not receive any proceeds from the shares of our common stock sold by the selling stockholder.

We intend to use approximately $70.0 million of the net proceeds to purchase the remaining interests held by the Parliament minority shareholders. We have reached an understanding on the general commercial terms and are in the process of negotiating a definitive agreement for this transaction. Mr. Sergey Kupriyanov, a member of our board of directors, has an indirect, minority interest in Parliament and therefore would receive, indirectly, a benefit of approximately $17.5 million. In addition, we may use up to $23 million of the net proceeds to make certain deferred payments relating to our recent acquisitions in Russia.

Any amounts not used for such purposes, including amounts relating to our contemplated purchase of the minority interests in Parliament if we are not successful in concluding a definitive agreement, will be used for general corporate purposes, which may include debt reduction and other acquisitions and investments.

We will invest the net proceeds from this offering in U.S. dollar or foreign currency denominated short-term, interest-bearing, investment-grade obligations and bank deposits until they are applied as described above. We will have broad discretion in allocating the net proceeds from this offering.

Market Price of Our Common Stock

Our common stock is traded publicly through the NASDAQ Global Select Market under the symbol “CEDC.” The following table presents quarterly information on the price range of our common stock. This information indicates the high and low sales prices reported by the NASDAQ Global Select Market.

	High	Low
Year ended December 31, 2007:
First quarter	$30.65	$24.71
Second quarter	$36.90	$28.59
Third quarter	$50.95	$34.07
Fourth quarter	$61.08	$42.10

Year ended December 31, 2008:
First quarter	$62.52	$46.50
Second quarter	$75.47	$56.32
Third quarter	$77.48	$28.95
Fourth quarter	$46.52	$17.16

Year ended December 31, 2009:
First quarter	$24.87	$5.97
Second quarter	$33.13	$10.47
Third quarter (through July 10, 2009)	$27.99	$23.07

On July 10, 2009, the last reported sale price of our common stock as reported on NASDAQ was $24.31 per share.

On July 9, 2009, we had approximately 54 holders of record of our common stock.

Dividend Policy

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, and will depend on our financial condition, results of operations, capital requirements, general business conditions, restrictions imposed by any financing arrangements and other factors that our board of directors may deem relevant.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2009:

•	on an actual basis; and

•

on an “as adjusted” basis to give effect to the issuance and sale of 5,500,000 shares of our common stock by us in the offering at an assumed public offering price of $24.31 per share, and deduction of underwriting discounts and commissions and estimated offering expenses to be paid by us and assuming no exercise of the underwriters’ over-allotment option.

	As of March 31, 2009
($ in thousands, except per share data)	Actual	As Adjusted
Cash and Cash Equivalents	$64,295	$193,407

Short-Term Debt
Current portions of obligations under capital leases	$1,436	$1,436
Short term bank loans and overdraft facilities	50,022	50,022

Total Short-Term Debt	51,458	51,458

Long-Term Debt
Long-term debt, less current maturities	174,390	174,390
Senior secured notes	324,382	324,382
Convertible senior notes	290,240	290,240
Long-term obligations under capital leases	1,653	1,653

Total Long-Term Debt	790,665	790,665

Stockholders’ Equity
Common stock	494	549
Additional paid-in-capital	816,285	945,342
Retained earnings	98,927	98,927
Accumulated other comprehensive income	(203,991)	(203,991)
Less treasury stock at cost	(150)	(150)

Total CEDC Stockholders’ Equity	711,565	840,677

Noncontrolling interests in subsidiaries	12,714	12,714

Total Equity	724,279	853,391

Total Capitalization	$1,566,402	$1,695,514

The table above should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement.

Selling Stockholder

The following table sets forth the number of shares of common stock beneficially owned by the selling stockholder as of June 30, 2009, the number of shares of common stock being offered by the selling stockholder pursuant to this prospectus supplement and the total number of shares of common stock that the selling stockholder will beneficially own upon completion of this offering.

Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act of 1934. The selling stockholder identified in the table below possesses sole voting and investment power with respect to the shares.

The table below has been prepared based upon the information furnished to us by the selling stockholder.

Name of selling stockholder	Shares of common stock owned before the offering	Shares of common stock being offered hereby	Shares of common stock owned upon completion of the offering	Percentage of common stock owned upon completion of the offering(2)
Mark Kaoufman(1)	2,931,248	2,700,000	231,248	0.42%

(1)	Mr. Kaoufman is the chief executive officer of Whitehall. His principal address is c/o The Whitehall Group, 26, Pravdy Str., Moscow, 127137, Russian Federation.
(2)	Based upon 54,720,127 shares of common stock outstanding after the completion of this offering. Following the completion of this offering, the selling stockholder will own approximately 0.42% of our common stock outstanding, whether or not the underwriters’ over-allotment option is exercised in full.

Description of Capital Stock

General

Our authorized capital stock consists of 80 million shares of common stock and 1 million shares of preferred stock. As of June 30, 2009, there were 49,220,127 shares of common stock outstanding held of record by 52 stockholders and no shares of preferred stock outstanding.

The following summary of certain provisions of the common stock and the preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our certificate of incorporation, bylaws and by the provisions of applicable law. Copies of our certificate of incorporation and bylaws have been filed with the SEC.

Common Stock

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of stockholders. The certificate of incorporation does not provide for cumulative voting, and accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors. The certificate of incorporation provides that whenever there is paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are entitled, then dividends may be paid on the common stock out of any assets legally available therefore, but only when and as declared by the board of directors. The certificate of incorporation also provides that in the event of our liquidation, dissolution or winding up, after there is paid to, or set aside for the holders of any class of stock having preference over the common stock, the full amount to which such holders are entitled, then the holders of the common stock shall be entitled, after payment or provision for payment of all of our debts and liabilities, to receive the remaining assets available for distribution, in cash or in kind. The holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, privileges, preferences and priorities of holders of common stock will be subject to the rights of the holders of any shares of any series of preferred stock that we may issue in the future.

Preferred Stock

The certificate of incorporation provides that the board of directors is authorized to issue preferred stock in series and to fix and state the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Under the certificate of incorporation, each share of each series of preferred stock is to have the same relative rights as, and be identical in all respects with, all other shares of the same series. While providing flexibility in connection with possible financings, acquisitions and other corporate purposes, the issuance of preferred stock, among other things, could adversely affect the voting power of the holders of common stock and, under certain circumstances, be used as a means of discouraging, delaying or preventing a change in control. There will be no shares of preferred stock outstanding upon completion of the offering and we have no present plan to issue shares of preferred stock.

Limitation of Liability and Indemnification

Limitations of director liability

Section 102(b)(7) of the Delaware General Corporation Law, or the DGCL, authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. Although Section 102(b)(7) does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The certificate of incorporation limits the liability of directors to us or our stockholders to the fullest extent permitted by Section 102(b)(7). Specifically, our directors are not personally liable for monetary damages to us or our stockholders for breach of the director’s fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to us or our stockholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit.

Indemnification

To the maximum extent permitted by law, the bylaws provide for mandatory indemnification of our directors and officers against any expense, liability and loss to which they may become subject, or which they may reasonably incur as a result of being or having been a director or officer of ours. In addition, we must advance or reimburse directors and officers for expenses incurred by them in connection with indemnifiable claims. We also maintain directors’ and officers’ liability insurance.

Certain Anti-Takeover Provisions

The certificate of incorporation and the bylaws contain, among other things, certain provisions described below that may reduce the likelihood of a change in the board of directors or voting control without the consent of the board of directors. These provisions could have the effect of discouraging, delaying, or preventing tender offers or takeover attempts that some or a majority of the stockholders might consider to be in the stockholders’ best interest, including offers or attempts that might result in a premium over the market price for the common stock.

Filling board vacancies; removal

Any vacancy occurring in the board of directors, including any vacancy created by an increase in the number of directors, shall be filled by the vote of a majority of the directors then in office, whether or not a quorum, and any director so chosen shall hold office until such director’s successor shall have been elected and qualified, or until the director’s earlier resignation or removal. Directors may only be removed with cause by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock then entitled to vote thereon at a duly constituted meeting of stockholders called for such purpose.

Stockholder action by unanimous written consent

Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders, unless such consent is unanimous.

Call of special meetings

Special meetings of stockholders may be called at any time by the board of directors, the chairman of the board, or the president, and shall be called by the president or the secretary at the request in writing of stockholders possessing at least 10% of the voting power of the issued and outstanding capital stock entitled to vote generally in the election of directors. Such a request shall include a statement of the purpose or purposes of the proposed meeting.

Bylaw amendments

The stockholders may amend the bylaws by the affirmative vote of the holders of at least a majority of the outstanding shares of stock entitled to vote thereon. Directors also may amend the bylaws by an affirmative vote of at least a majority of the directors then in office.

Certificate of Incorporation amendments

Except as set forth in the certificate of incorporation or as otherwise specifically required by law, no amendment of any provision of the certificate of incorporation shall be made unless such amendment has been first proposed by the board of directors upon the affirmative vote of at least a majority of the directors then in office and thereafter approved by the affirmative vote of the holders of at least a majority of the outstanding shares of stock entitled to vote thereon; provided however, if such amendment is to the provisions in the certificate of incorporation relating to the authorized number of shares of preferred stock, board authority to issue preferred stock, the limitation on directors’ liability, amendment of bylaws, consent of stockholder in lieu of meetings or calling of special meetings, such amendment must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock entitled to vote thereon.

Stockholder nominations and proposals

With certain exceptions, the bylaws require that stockholders intending to present nominations for directors or other business for consideration at a meeting of stockholders must notify our secretary not less than 120 days prior to the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders.

Certain Statutory Provisions

Section 203 of the DGCL provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the DGCL (an “Interested Stockholder”), but less than 85% of such shares, may not engage in certain “Business Combinations” with such corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (a) prior to such date the corporation’s board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (b) the Business Combination is approved by the corporation’s board of directors and authorized by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

Section 203 defines the term “Business Combination” to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation which increase the proportionate interest of the Interested Stockholder or a transaction in which the Interested Stockholder receives certain other benefits.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company.

Material United States Federal Income Tax Considerations

General

The following is a summary of the material U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock. This summary is based upon provisions of the U.S. Internal Revenue Code of 1986 as amended, (the “Code”), applicable U.S. Treasury regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the U.S. Internal Revenue Service (the “IRS”), so as to result in U.S. federal income tax consequences different from those discussed below. This summary is limited to beneficial owners that hold our shares as capital assets.

This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, U.S. Holders (as defined below) operating through an office or fixed place of business located without the United States to which gain from the sale of the shares of common stock can be attributed, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities or other persons that elect or are required to use a mark-to-market method of accounting for their securities;

•

tax consequences to persons holding or disposing of common stock as part of a hedging, integrated or conversion transaction or a straddle or wash sale or persons deemed to sell common stock under the constructive sale provisions of the Code;

•	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in pass-through entities;

•	tax consequences to investors who are related to the selling stockholder for U.S. federal income tax purposes;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift tax consequences, if any.

If a partnership holds shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding shares of common stock, you should consult your tax advisors.

The term “U.S. Holder” means a beneficial owner of shares of common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner (other than a partnership) of shares of common stock that is not a U.S. Holder. Special rules may apply to certain Non-U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Consequently, Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SHARES IN LIGHT OF THE HOLDERS’ PARTICULAR CIRCUMSTANCES, INCLUDING THE EFFECT OF THE U.S. FEDERAL INCOME TAX CONSIDERATIONS DISCUSSED BELOW, AS WELL AS THE APPLICATION OF STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS.

U.S. Holders

Taxation of Distributions

Since our inception, we have not declared or paid any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects, future financing agreements and other factors as our board of directors deems relevant. See “Dividend policy.” However, distributions, if any, made on our common stock generally will be included in a U.S. Holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits. With respect to dividends received by individuals, for taxable years beginning before January 1, 2011, such dividends may generally be taxed at the lower applicable long-term capital gains rate, provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. Holder’s tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Special rules may apply to any “extraordinary dividend”—generally, a dividend paid by CEDC in an amount which is equal to or in excess of 10% of a shareholder’s adjusted basis (or fair market value in certain circumstances) in a share of common stock. If CEDC pays an extraordinary dividend on its shares that is treated as “qualified dividend income”, then any loss derived from the sale or exchange of such shares will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of Common Stock

Upon the sale, certain redemptions or other taxable dispositions of our common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. Holder’s tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) will generally be subject to a maximum U.S. federal income tax rate of 15%, which rate is currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. The deductibility of capital losses is subject to significant limitations.

Information reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends on shares of common stock and to the proceeds of a sale of a share of common stock paid to a U.S. Holder unless the U.S. Holder is an exempt recipient such as a corporation. Backup withholding will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the IRS that it has failed to report in full payments of dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Non-U.S. Holders

Taxation of Distributions

Distributions, if any, made on our shares of common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of the Non-U.S. Holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. The amount of any such dividend distributions made on our shares of common stock will be reported annually to the Non-U.S. Holder on I.R.S. Form 1042-S.

Unless we are an 80/20 Company, as described below, any dividends paid to a Non-U.S. Holder with respect to our shares of common stock will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If we are an 80/20 Company, then a Non-U.S. Holder generally will not be subject to U.S. withholding tax on the percentage of any dividend paid by us which is properly attributable to our group’s active foreign business. However, dividends that are effectively connected with the conduct of a trade or business within the United States by a Non-U.S. Holder and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation will be subject to U.S. federal income tax and may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

A U.S. corporation generally is an 80/20 company if at least 80% of its gross income earned directly or through subsidiaries during an applicable testing period is “active foreign business income.” The 80% test for active foreign business income is applied on a periodic basis, and CEDC’s operations and business plans may change in subsequent taxable years. While a Non-U.S. Holder generally will not be subject to U.S. withholding tax on the percentage of any dividend paid by us which is properly attributable to our group’s active foreign business, no assurance can be given that CEDC currently is, or that it will be in the future, an 80/20 company. If CEDC is an 80/20 Company, you should consult your tax advisor about a refund that you might be entitled to claim with respect to amounts withheld, if any, on payments made by CEDC. As described above, in the event that CEDC fails to qualify as an 80/20 company for U.S. federal income tax purposes, the payments of dividends to a Non-U.S. Holder will be subject to U.S. federal withholding tax unless dividends are effectively connected with the conduct of a trade or business within the United States (in which case net U.S. federal income tax would apply) or a tax treaty applies to reduce or eliminate such withholding.

Non-U.S. Holders should note that the Obama Administration has proposed repealing the rules for 80/20 Companies. If this proposal becomes law, Non-U.S. Holders will likely be subject to U.S. withholding on any dividends paid to the extent of our earnings and profits unless the Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty.

Sale, Exchange, Certain Redemptions, Conversion or Other Taxable Dispositions of Shares of Common Stock

Gain realized by a Non-U.S. Holder on the sale, exchange, certain redemptions or other taxable disposition of common stock will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

our stock constitutes “U.S. real property interests” within the meaning of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Although we believe that currently our stock does not constitute U.S. real property interests, and that we therefore would not currently be required to withhold under FIRPTA, there can be no assurance that our stock will not constitute U.S. real property interests depending on the facts in existence at the time of any redemption, repurchase, conversion or retirement of our stock, in which case we may be required to withhold 10 percent of any amounts payable on the redemption, repurchase, conversion or retirement of our stock.

If you are a Non-U.S. Holder who is an individual described in the first bullet point above, you will be subject to tax at regular graduated U.S. federal income tax rates on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition of common stock, generally in the same manner as if you were a U.S. Holder. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain recognized on the sale, exchange, redemption, conversion or other taxable disposition of common stock (which gain may be offset by U.S. source capital losses), even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain generally in the same manner as if you were a U.S. Holder and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits for that taxable year, or at such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to Non-U.S. Holders the amount of dividends paid to Non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty or exchange of information agreement.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to dividend payments that we make. Under some circumstances, however, U.S. Treasury regulations require backup withholding and additional information reporting on reportable payments on common stock. The gross amount of dividends paid to a Non-U.S. Holder that fails to certify its Non-U.S. Holder status (e.g., by providing a properly completed IRS Form W-8BEN) in accordance with applicable U.S. Treasury regulations generally will be reduced by backup withholding at the applicable rate (currently 28%). However, no backup withholding will be required for payments on which any U.S. federal withholding has already been made.

In addition, a Non-U.S. Holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of shares of common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the Non-U.S. Holder either certifies its status as a Non-U.S. Holder (e.g., by providing a properly completed I.R.S. Form W-8BEN) under penalties of perjury or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Underwriting

We and the selling stockholder are offering the shares of common stock described in this prospectus supplement through a number of underwriters. Jefferies & Company, Inc. and UniCredit CAIB Securities UK Ltd. are acting as joint book-running managers and joint global coordinators of the offering and as representatives of the underwriters. We and the selling stockholder have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we and the selling stockholder have severally agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Jefferies & Company, Inc.
UniCredit CAIB Securities UK Ltd
Renaissance Securities (Cyprus) Limited

Total	8,200,000

The underwriters are committed to purchase all the common shares offered by us and the selling stockholder if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $             per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $             per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The underwriters have an option to buy up to 820,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 25 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters. The underwriting fee is $             per share for shares purchased from us and $             per share for shares purchased from the selling stockholder. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without over- allotment exercise	With full over- allotment exercise
Shares purchased from us
Per Share	$	$
Total	$	$
Shares purchased from the selling stockholder
Per Share	$	$
Total	$	$

We estimate that our total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $950,000. In addition, we have agreed in the underwriting agreement to pay the reasonable fees and expenses of counsel for the underwriters, which we estimate to be approximately $300,000. Our payment of these fees and expenses may constitute underwriting compensation under the Conduct Rules of the Financial Industry Regulatory Authority, Inc.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by the underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

For a period of 90 days after the date of this prospectus supplement, we have agreed that we will not (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock (other than (A) the shares of our common stock to be sold in this offering; (B) any securities issued under our existing equity incentive plans; (C) any shares of our common stock issued upon the exercise or conversion of securities outstanding on the date of this prospectus supplement; (D) shares of our common stock issued in connection with any acquisition or other strategic transaction undertaken by us, provided that, except in the case of the issuance of shares that would be covered by the registration statements contemplated by clause (G) below, the recipient shall execute an agreement not to sell such shares during such 90-day period; (E) after 14 days after the date hereof, the filing of a registration statement relating to the sale of up to 500,000 shares of common stock beneficially owned by the selling stockholder; (F) after the expiration of the underwriters’ 25-day over-allotment option, the filing of a registration statement relating to the sale of any remaining shares of common stock beneficially owned by the selling stockholder or the sale of such shares; (G) the filing of any registration statement under the Securities Act for the sale of shares of common stock that is contemplated by (x) the Registration Rights Agreement, dated as of May 7, 2009, by and among us, Lion/Rally Cayman 4, a company incorporated in the Cayman Islands and Lion/Rally Cayman 5, a company incorporated in the Cayman Islands; (y) the Registration Rights Agreement, dated as of March 13, 2008, by and between us and Direct Financing Limited, a British Virgin Islands company, or, in either case, the issuance and sale of shares of common stock pursuant to any such registration statement it being understood that the underwriters will not otherwise object to any such sales; or (H) up to 50,000 additional shares that we may issue during such period), or (except for the foregoing restrictions) publicly disclose the intention to make any offer, sale, pledge, disposition or filing; or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock, or such other securities, in cash or otherwise), in each case without the prior written consent of the representatives. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, however, that this sentence shall not apply if the research published or distributed on us is compliant with Rule 139 of the Securities Act and our securities are actively traded as defined in Rule 101(c)(1) of Regulation M of the Exchange Act.

For a period of 14 days after the date of this prospectus supplement, selling stockholder has agreed that he will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, other than the shares to be sold in this offering. In addition, the selling stockholder will not, without the prior written consent of the representatives, during the period ending 14 days after the date of this prospectus supplement, make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock. Notwithstanding the foregoing, the selling stockholder may establish or amend one or more sales plans pursuant to Rule 10b5-1 under the Exchange Act, provided that no sales under such plans may occur during such 14-day period; transfer or otherwise dispose of any shares of common stock pursuant to any such plan existing on the date hereof; exercise any options to purchase shares of common stock, which options have been granted pursuant to our employee benefit plans existing on the date of this prospectus supplement; and transfer shares of our common stock either (x) as a bona fide gift or gifts, provided that the donee shall execute an agreement not to sell such shares during such 14-day period, or to any trust for the direct or indirect benefit of the selling stockholder or any member of his immediate family, provided that the trustee of such trust shall execute an agreement not to sell such shares during such 14-day period.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of the representatives, (1) offer, pledge, announce the intention to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. Notwithstanding the foregoing, our directors and executive officers shall be permitted during the 90-day period to transfer or otherwise dispose of any shares of our common stock pursuant to any existing plans pursuant to Rule 10b5-1; exercise any options to purchase shares of our common stock, which options have been granted pursuant to our employee benefit plans existing on the date of this prospectus supplement; and transfer shares of our common stock either as a bona fide gift or gifts or to any trust for the direct or indirect benefit of the director or officer or any member of the immediate family of the director or officer, provided that in each case the transferred or donated shares of our common stock will not be sold during the 90-day period. In addition, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, however, that this sentence shall not apply if the research published or distributed on us is compliant with Rule 139 of the Securities Act and our securities are actively traded as defined in Rule 101(c)(1) of Regulation M of the Exchange Act.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CEDC” and on the Warsaw Stock Exchange under the symbol “CDC.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriter that sold those shares as part of this offering to repay the underwriting discount received by it.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may, directly or through their affiliates, carry out these transactions on the NASDAQ Global Select Market, the Warsaw Stock Exchange, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on the NASDAQ Global Select Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the NASDAQ Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

The shares offered hereby are being offered in the United States by certain of the underwriters named in this prospectus through their U.S. registered broker-dealer affiliates pursuant to the underwriting agreement and selected dealer agreements. Similarly, sales of shares made outside of the United States may be made by affiliates of the underwriters.

This offering comprises a public offering in the United States and private placements to institutional investors in select European jurisdictions (including Poland). Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction (including Poland) where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

The shares sold in this offering will be listed on the NASDAQ Global Select Market immediately upon completion of this offering. In addition, up to 31,237,188 of our shares have been approved for listing on the Warsaw Stock Exchange, which represents approximately 57% of our shares that we expect will be outstanding after the completion of this offering. We intend to commence the process of admission of all our shares to listing on the Warsaw Stock Exchange immediately after the completion of this offering. Such approval for listing requires the registration of a Polish prospectus by the Polish Financial Supervision Commission, which usually takes several months.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000

(Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that the underwriters may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal Matters

The validity of the securities offered hereby will be passed upon for us by Dewey & LeBoeuf LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Weil, Gotshal & Manges LLP, New York, New York.

Experts

The financial statements incorporated in this prospectus supplement by reference to CEDC’s current report on Form 8-K dated July 10, 2009 and the financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the annual report on Form 10-K of CEDC for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers Sp. z o.o., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Lion/Rally Cayman 2 incorporated in this prospectus supplement by reference to the annual reports on Form 10-K/A for the year ended December 31, 2008 have been so incorporated in reliance on the report of ZAO PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of Russian Alcohol Group included in CEDC’s current report on the Form 8-K/A dated July 10, 2009 and the Form 8-K/A dated July 13, 2009 have been so incorporated in reliance on the report (which contains a qualification on the exclusion of comparative figures for the comparable prior period (January 1, 2007 to July 8, 2007) as required by International Accounting Standard 34 “Interim Financial Reporting”) of ZAO PricewaterhouseCoopers Audit, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of MHWH Limited as of December 31, 2008 and for the period of May 23, 2008 to December 31, 2008 incorporated by reference in this prospectus supplement to the Annual Report on Form 10-K/A for the year ended December 31, 2008 (filed with the SEC on June 29, 2009), have been so incorporated in reliance on the report of Ernst & Young LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated and combined financial statements of Russian Alcohol Group as of December 31, 2007 and 2006 incorporated by reference in this prospectus supplement have been audited by BDO Unicon, independent accountants, to the extent and for the periods set forth in their report (the report on the consolidated and combined financial statements is qualified as to the preparation of combined financial statements, such application is a departure from IFRS as issued by the IASB) appearing elsewhere herein, and are incorporated in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. We maintain a website at www.cedc.com. Our website and the information contained on it are not part of this prospectus supplement. This reference to our website is intended to be an inactive textual reference only.

The SEC allows us to “incorporate by reference” the information that we file with the SEC. This means that we can disclose important information to you by referring you to information and documents that we have filed with the SEC. Any information that we refer to in this manner is considered part of this prospectus. Any information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the corresponding information contained in this prospectus supplement.

We specifically are incorporating by reference the following document(s) filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•

our annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 2, 2009, as amended by our annual reports on Form 10-K/A for the fiscal year ended December 31, 2008, filed with the SEC on June 29, 2009, June 30, 2009 and July 10, 2009 (file no. 000-24341);

•	our quarterly report on Form 10-Q for the three months ended March 31, 2009, filed with the SEC on May 11, 2009 (file no. 000-24341);

•

our current reports on Form 8-K, filed with the SEC on March 2, 2009, April 30, 2009 and July 10, 2009 and our current reports on Form 8-K/A, filed with the SEC on July 10, 2009 and July 13, 2009 (file no. 000-24341);

•

the information in our proxy statement on Schedule 14A, filed with the SEC on March 27, 2009 (file no. 000-24341), but only to the extent that such information was incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 2, 2009 (file no. 000-24341); and

•

all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement but prior to the termination of the offering of the securities covered by this prospectus supplement, excluding reports, or any portions of any reports, that are deemed to be “furnished” to, and not “filed” with, the SEC.

You may request a free copy of any documents referred to above, including exhibits specifically incorporated by reference in those documents, by contacting us at the following address and telephone number:

Central European Distribution Corporation

2 Bala Plaza, Suite 300

Bala Cynwyd, PA 19004

Telephone: +1 (610) 660-7817

Attention: Investor Relations

We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s Public Reference Room or Internet site. Our statements in this prospectus supplement and the accompanying prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

Prospectus

Central European Distribution Corporation

Common Stock

Debt Securities

We may offer from time to time debt securities and common stock. The debt securities will be senior debt securities consisting of notes or other unsecured evidences of indebtedness. The debt securities may be convertible into our common stock or other securities.

We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus or prospectus supplement, carefully before you invest.

Our common stock is traded on The NASDAQ Global Select Market under the symbol “CEDC.”

We may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods or otherwise. We reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents, underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the relevant prospectus supplement.

Investing in our securities involves risks. Before investing, see “Item 1A. Risks Relating To Our Business,” beginning on page 17 of our annual report on Form 10-K for the year ended December 31, 2007, and any subsequent quarterly reports on Form 10-Q, each of which is incorporated by reference into this prospectus. See “Where you can find more information” and “Incorporation of certain documents by reference” in the prospectus for a description of how you may obtain copies of these documents.

Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to offer or sell securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is March 3, 2008

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell securities in one or more offerings. Pursuant to the rules of the SEC, we have omitted from this prospectus the specific terms of the securities that we may sell and the plan of distribution. However, each time we sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including a description of the securities being offered and the plan of distribution. The prospectus supplement may also add, update or change information included or incorporated by reference in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Incorporation of certain documents by reference.”

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement and the information contained in any permitted free writing prospectuses we have authorized for use with respect to the applicable offering. We have not authorized anyone to provide you with different or additional information. You should not assume that the information contained in this prospectus, any prospectus supplement, any related permitted free writing prospectus we have authorized or any document incorporated by reference into these documents is accurate as of any date other than its date, regardless of when you receive those documents or when any particular sale of securities occurs.

Unless otherwise indicated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars (“$,” “dollars,” “U.S. dollars” or “U.S.$”).

In this prospectus, the words “CEDC,” “we,” “our,” “ours” and “us” refer to Central European Distribution Corporation, a Delaware corporation, and its subsidiaries taken as a whole, unless otherwise stated or the context otherwise requires. The mailing address and telephone number of our principal executive offices are Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004 and (610) 660-7817.

Risk Factors

Investing in the securities to be offered pursuant to this prospectus may involve a high degree of risk. These risks will be set forth in the prospectus supplement relating to applicable offering of securities. You should carefully consider the important risk factors and other information included or incorporated by reference in the applicable prospectus supplement before investing in any securities that may be offered.

Forward-Looking Information

This prospectus and the accompanying prospectus supplement, including the information incorporated by reference into them, contain forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in our forward-looking statements for many reasons, including the risk factors described in any accompanying prospectus supplement and in our filings with the SEC (including those described in Item 1A. Risks Related to Our Business, of our annual report on Form 10-K for the year ended December 31, 2007, and any subsequent quarterly reports on Form 10-Q) that are incorporated by reference into this prospectus and any accompanying prospectus supplement. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of the document containing them or as otherwise indicated. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of the forward-looking statement or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

Our Company

We are the largest vodka producer by value and volume in Poland, and one of the largest producers of vodka in the world. We produce and sell approximately 9.3 million nine-liter cases of vodka per year in the four main vodka segments in Poland: top premium, premium, mainstream and economy. Our mainstream Absolwent brand has been the number one selling vodka for the last seven years based on volume and sales. Bols vodka is the number one selling premium vodka in Poland and Hungary by value. Soplica, a mainstream brand, has consistently been one of the top ten selling vodkas sold in Poland. In addition to being sold in Poland, our Zubrówka brand is exported out of Poland, mainly to Europe. In addition, we produce the top selling vodka in Hungary, Royal Vodka, which we distribute through our Hungary subsidiary Bols Hungary.

We are the leading distributor by value of alcoholic beverages in Poland. Our business involves the distribution of products that we import on an exclusive basis and products we produce from our two distilleries (Bols and Polmos Bialystok). In addition, we handle the distribution of a range of products from the local and international drinks companies operating in Poland. We are the largest distributor in Poland for many of these suppliers. We distribute over 700 brands of alcoholic beverages consisting of a wide range of alcoholic products, including spirits, wine and beer, as well as non-alcoholic beverages.

We distribute products throughout Poland directly to approximately 39,000 outlets, including off-trade establishments, such as small and medium-size retail outlets, petrol stations, duty free stores, supermarkets and hypermarkets, and on-trade locations, such as bars, nightclubs, hotels and restaurants, where the products we distribute are consumed. In July 2007, we acquired 100% of the outstanding shares of PHS Sp. z o.o., a leading distributor of alcoholic beverages in western Poland. PHS has over 15 years experience in the market.

In July 2006, we acquired 100% of the share capital of Bols Hungary and the “Royal Vodka” trademark. Bols Hungary distributes Royal Vodka, which is the number one selling vodka in Hungary with a market share of approximately 25.7% based on value, and which is produced by us in Poland at our Bols production facility. On September 26, 2006, we acquired, from Lucas Bols B.V., a perpetual, exclusive, royalty-free and sublicensable license to use the Bols Vodka trademark in the marketing and sale of our products in Hungary. Bols Vodka is the number one premium vodka in Hungary. In addition to Royal Vodka, and Bols Vodka, Bols Hungary has an extensive import portfolio which includes the Rémy Cointreau Group’s portfolio, the Grant’s portfolio, the C&C portfolio and Jagermeister. Hungary is one of the leading markets in the world for Jagermeister.

We have exclusive rights to import and distribute approximately 40 leading brands of spirits, wine and beer into Poland and distribute these products throughout Poland. We also provide marketing support to the suppliers who have entrusted us with their brands.

Our exclusive import brands, include the following: Concha y Toro wines, Metaxa Brandy, Rémy Martin Cognac, Guinness, Sutter Home wines, Grants Wiskey, Jagermeister, E&J Gallo wines, Jim Beam Bourbon, Sierra Tequila and Teachers Whisky. In January 2007, we signed an agreement with Gruppo Campari in Poland, to be the exclusive importer, marketer and distributor of the Campari portfolio. The Campari portfolio includes well-known brands such as Campari, Cinzano, Skyy Vodka, Old Smuggler, Gran Cinzano, Cinzano Asti and Glen Grant. We also import our own private label alcohol products such as William’s Whisky, and wine under numerous labels.

We have distribution agreements in place in a number of key markets around the world, including France, the United Kingdom, Denmark, Norway, Sweden, Finland and Japan. In 2007, we entered into a new distribution agreement with Marsalle Company in the United States, where sales of Zubrowka have commenced in major cities, including Chicago and New York.

Corporate Information

Our principal executive office in the United States is Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004, and our telephone number is (610) 660-7817.

Use of Proceeds

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, including, among other things, to reduce indebtedness and to fund investments in, or extensions of credit or contributions to, our subsidiaries.

Proceeds may also be used to fund acquisitions and for other purposes specified in the applicable prospectus supplement. Net proceeds may be temporarily invested prior to use. The precise amounts and timing of the application of proceeds will depend upon, among other things, our funding requirements and the funding requirements of our subsidiaries at the time of issuance and the availability of other funds.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

Year Ended December 31,
2007	2006	2005	2004	2003
3.13x	2.83x	2.31x	8.08x	8.59x

The ratio of earnings to fixed charges has been computed by dividing total earnings by total fixed charges. Earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest, amortized expenses related to indebtedness and one-third of rent expense (which we have estimated for 2003, 2004 and 2005) as representative of the interest portion of rentals.

Description of Debt Securities

We may issue debt securities either separately, or together with, or upon the conversion of or in exchange for, other securities. The debt securities will be our unsecured and unsubordinated obligations. We may issue debt securities in one or more series from time to time under an indenture.

The following summary of selected provisions of the indenture and the debt securities is not complete. In connection with an investment in our debt securities, you should review the applicable prospectus supplement and the indenture. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. To obtain a copy of the indenture, see “Where you can find more information” in this prospectus. The following summary and any description of our debt securities contained in an applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the indenture, which provisions, including defined terms, are incorporated by reference in this prospectus.

The following description of debt securities describes general terms and provisions of the series of debt securities to which any prospectus supplement may relate. When we offer to sell a series of debt securities, we will describe the specific terms of the series in the applicable prospectus supplement. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

General

We can issue an unlimited amount of debt securities under the indenture. We can issue debt securities from time to time and in one or more series as determined by us. In addition, we can issue debt securities of any series with terms different from the terms of debt securities of any other series and the terms of particular debt securities within any series may differ from each other, all without the consent of the holders of previously issued series of debt securities. The debt securities of each series will be our direct, unsecured obligations.

The applicable prospectus supplement relating to the series of debt securities will describe the specific terms of the debt securities being offered, including, where applicable, the following:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of debt securities of the series;

•

whether the debt securities of the series are to be issuable in registered or bearer form or both and whether the debt securities of the series may be represented initially by a debt security in temporary or permanent global form, and, if so, the initial depositary with respect to such temporary or permanent global debt security and the circumstances under which beneficial owners of interests in any such temporary or permanent global debt security may exchange such interests for debt securities of such series of like tenor and of any authorized form and denomination and the authorized newspapers for publication of notices to holders of bearer securities;

•	any other terms required to establish a series of bearer securities, including, but not limited to, tax compliance procedures;

•	the price or prices at which the debt securities of the series will be issued;

•

the person to whom any interest will be payable on any registered securities of the series, if other than the person in whose name the registered security is registered at the close of business on the regular record date for the payment of interest;

•

the manner in which, and the person to whom, any interest on any bearer securities of the series will be payable, if other than upon presentation and surrender of the coupons relating to the bearer security, and the extent to which, or the manner in which, any interest payable on a temporary or permanent global security on an interest payment date will be paid;

•	the date or dates on which the principal of and premium, if any, on the debt securities of the series is payable or the method or methods, if any, used to determine those dates;

•	the rate or rates at which the debt securities of the series will bear interest or the method or methods, if any, used to calculate those rate or rates;

•	the date or dates, if any, from which interest on the debt securities of the series will accrue, or the method or methods, if any, used to determine those dates;

•

the stated maturities of installments of interest, if any, on which any interest on the debt securities of the series will be payable and the regular record dates for any interest payable on any debt securities of the series which are registered securities;

•

the place or places where and the manner in which the principal of and premium, if any, and interest, if any, on the debt securities of the series will be payable and the place or places where the debt securities of the series may be presented for transfer and, if applicable, conversion or exchange and the place or places where notices and demands in respect of the debt securities of the series may be served on us;

•

our right, if any, to redeem the debt securities, and the period or periods within which, the price or prices at which and the terms and conditions upon which, the debt securities of the series may be redeemed, in whole or in part;

•

our obligation, if any, to redeem or purchase the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder of such debt securities, the conditions, if any, giving rise to such obligation, and the period or periods within which, the price or prices at which and the terms and conditions upon which, the debt securities of the series shall be redeemed or purchased, in whole or part, and any provisions for the remarketing of such debt securities;

•

the denominations in which any registered securities of the series are to be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any bearer securities of the series are to be issuable, if other than denominations of $5,000 and $100,000;

•

the currency or currencies, including composite currencies, of payment of principal of, premium, if any, and interest, if any, on the debt securities of the series, if other than U.S. dollars, and, if other than U.S. dollars, whether the debt securities of the series may be satisfied and discharged other than as provided in the indenture;

•

if the amount of payments of principal of, premium, if any, and interest, if any, on the debt securities of the series is to be determined by reference to an index, formula or other method, or based on a coin or currency or currency unit other than that in which the debt securities of the series are stated to be payable, the manner in which these amounts are to be determined and the calculation agent, if any, with respect thereto;

•

if other than the principal amount thereof, the portion of the principal amount of the debt securities of the series which will be payable upon declaration or acceleration of the maturity thereof pursuant to an event of default;

•

if we agree to pay any additional amounts on any of the debt securities, and coupons, if any, of the series to any holder who is a U.S. alien in respect of any tax, assessment or governmental charge withheld or deducted, the circumstances and procedures under which we will make these payments, and whether those additional amounts paid by us will be treated as interest or principal pursuant to the indenture, and whether we will have the option to redeem these debt securities rather than pay these additional amounts;

•

whether the debt securities of the series are convertible or exchangeable into other debt or equity securities, and, if so, the terms and conditions upon which such conversion or exchange will be effected, including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions;

•

any terms applicable to debt securities of any series issued at an issue price below their stated principal amount, including the issue price thereof and the rate or rates at which the original issue discount will accrue;

•

whether the debt securities of the series are to be issued or delivered (whether at the time of original issuance or at the time of exchange of a temporary security of such series or otherwise), or any installment of principal or any premium or interest is to be payable only, upon receipt of certificates or other documents or satisfaction of other conditions in addition to those specified in the indenture;

•

whether the debt securities of the series, in whole or any specified part, will be defeasible pursuant to the indenture and, if other than by an officers’ certificate, the manner in which any election by us to defease the debt securities of the series will be evidenced;

•

any deletions from, modifications of or additions to the events of default or our covenants with respect to the debt securities of the series, whether or not these events of default or covenants are consistent with the events of default or covenants set forth in this prospectus and any change in the rights of the trustee under the indenture or the requisite holders of the debt securities of the series to declare the principal amount of that series due and payable pursuant to the indenture;

•	any special U.S. federal income tax considerations applicable to the debt securities of the series; and

•	any other terms of the debt securities.

Debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement. Special U.S. federal tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement. In addition, special U.S. federal tax considerations or other restrictions or terms applicable to any debt securities to be issued in bearer form, offered exclusively to non-U.S. holders or denominated in a currency other than U.S. dollars will be set forth in the applicable prospectus supplement.

The above is not intended to be an exclusive list of the terms that may be applicable to any debt securities and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus. Any applicable prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the debt securities.

In the event of any conflict or discrepancy between the terms of a series of debt securities as described in the related prospectus supplement and the terms as described in this prospectus, the description in the prospectus supplement will apply to the extent of such conflict or discrepancy.

Consequences of Holding Company Status

Our operations are conducted almost entirely through subsidiaries. Accordingly, our cash flow and our ability to service our debt, including the debt securities, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of our subsidiaries and are subject to various business considerations. Our right to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by us.

Form, Exchange, Registration and Transfer

The debt securities of a series may be issued as registered securities, as bearer securities (with or without coupons attached) or as both registered securities and bearer securities. Debt securities of a series may be issuable in whole or in part in the form of one or more global debt securities, as described below under “—Global debt securities.” Unless otherwise indicated in an applicable prospectus supplement, registered securities will be issuable in denominations of $1,000 and integral multiples thereof, and bearer securities will be issuable in denominations of $5,000 and $100,000.

Registered securities of any series will be exchangeable for other registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if debt securities of any series are issuable as both registered securities and as bearer securities, at the option of the holder, subject to the terms of the indenture, bearer securities (accompanied by all unmatured coupons, except as provided below, and all matured coupons in default) of that series will be exchangeable for registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in an applicable prospectus supplement, any bearer security surrendered in exchange for a registered security between a regular record date or a special record date and the relevant date for payment of interest will be surrendered without the coupon relating to the date for payment of interest and interest will not be payable in respect of the registered security issued in exchange for the bearer security, but will be payable only to the holder of the coupon when due in accordance with the terms of the indenture. Bearer securities may not be issued in exchange for registered securities, except as set forth in the indenture.

Debt securities may be presented for exchange as provided above, and unless otherwise indicated in an applicable prospectus supplement, registered securities may be presented for registration of transfer, at the office or agency designated by us as registrar or co-registrar with respect to any series of debt securities, without service charge and upon payment of any taxes, assessments or other governmental charges as described in the indenture. The transfer or exchange will be effected on the books of the registrar or any other transfer agent appointed by us upon the registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. We intend to initially appoint the trustee as registrar and the name of any different or additional registrar designated by us with respect to the debt securities of any series will be included in the applicable prospectus supplement. If a prospectus supplement refers to any transfer agents (in addition to the registrar) designated by us with respect to any series of debt securities, we may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts, except that, if debt securities of a series are issuable only as registered securities, we will, except as set forth in the indenture, be required to maintain a transfer agent in each place of payment for that series and, if debt securities of a series are issuable as bearer securities, to maintain (in addition to the registrar) a transfer agent in a place of payment for that series located outside the United States. We may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption of debt securities of any series, we will not be required to:

•

issue, register the transfer of or exchange debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on:

•	if debt securities of the series are issuable only as registered securities, the day of mailing of the relevant notice of redemption, and

•

if debt securities of the series are issuable as bearer securities, the day of the first publication of the relevant notice of redemption or, if debt securities of the series are also issuable as registered securities and there is no publication, the mailing of the relevant notice of redemption;

•	register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

•

exchange any bearer security called for redemption, except to exchange the bearer security for a registered security of that series and of like tenor and principal amount that is simultaneously surrendered for redemption.

Covenants

Unless otherwise indicated in an applicable prospectus supplement, the indenture does not include covenants limiting the amount of indebtedness that may be incurred or otherwise restricting our ability to enter into a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities, if the transaction is a permissible consolidation, merger or similar transaction. In addition, unless otherwise specified in an applicable prospectus supplement, the indenture does not afford the holders of the debt securities the right to require us to repurchase or redeem the debt securities in the event of a highly leveraged transaction. See “—Mergers and sales of assets.”

Payment and Paying Agents

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, premium, if any, and interest, if any, on registered securities will be made at the office of the paying agent or paying agents designated by us from time to time, except that at our option, payment of principal and premium, if any, or interest also may be made by wire transfer to an account maintained by the payee in certain circumstances. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the registered security is registered at the close of business on the regular record date for the interest payment.

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, premium, if any, and interest, if any, on bearer securities will be payable, subject to any applicable laws and regulations, at the offices of the paying agents outside the United States designated by us from time to time, or by wire transfer to an account maintained by the payee outside the United States. Unless otherwise indicated in an applicable prospectus supplement, any payment of interest on any bearer securities will be made only against surrender of the coupon relating to the interest installment.

Unless otherwise indicated in an applicable prospectus supplement, the trustee will be designated as our sole paying agent for payments with respect to debt securities which are issuable solely as registered securities and as our paying agent in the Borough of Manhattan, The City of New York, for payments with respect to debt securities (subject to any limitations described in any applicable prospectus supplement) which are issuable as bearer securities. Any paying agents outside the United States and any other paying agents in the United States initially designated by us for any series of debt securities will be named in an applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that, subject to the terms of the indenture, if debt securities of a series are issuable only as registered securities, we will be required to maintain a paying agent in each place of payment for that series and, if debt securities of a series are issuable as bearer securities, we will be required to maintain (i) a paying agent in the Borough of Manhattan, The City of New York for payments with respect to any registered securities of the series (and for payments with respect to bearer securities of the series in the circumstances described in the indenture, but not otherwise), and (ii) a paying agent in a place of payment located outside the United States where debt securities of that series and any related coupons may be presented and surrendered for payment.

All moneys paid by us to a paying agent for the payment of principal of and premium, if any, or interest, if any, on any debt security which remains unclaimed at the end of two years after that principal or interest shall have become due and payable will, in certain circumstances, be repaid to us, and the holder of the debt security or any coupon will thereafter look only to us for payment of those amounts.

Global Debt Securities

The debt securities of a series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a depositary, which will be identified in an applicable prospectus supplement. A global debt security may be issued in either registered or bearer form and in either temporary or permanent form. A debt security in global form may not be transferred except as a whole to the depositary for the debt security or to a nominee or successor of the depositary. If any debt securities of a series are issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in a global debt security may exchange their interests for definitive debt securities of that series of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of, premium, if any, and interest, if any, on the global debt securities and the specific terms of the depositary arrangement with respect to any global debt security.

Mergers and Sales of Assets

The indenture generally provides that we may not consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless, among other things, (i) we are the continuing corporation, or the resulting, surviving or transferee person (if other than us) is a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia and that person expressly assumes all of our obligations under the applicable debt securities and the indenture, (ii) immediately after giving effect to the transaction, no event which is, or after notice or passage of time or both would be, an event of default (any such event, a “default”) or event of default shall have occurred or be continuing under the indenture and (iii) we deliver to the trustee an officers’ certificate and an opinion of counsel to the effect that the consolidation, merger, conveyance, transfer or lease, as the case may be, complies with the indenture and that all conditions precedent provided in the indenture with respect to the transaction have been satisfied. Upon the assumption of our obligations by a person to whom the properties or assets are conveyed or transferred, we will be discharged from all obligations under the applicable debt securities and the indenture, except in the case of a lease of our properties and assets substantially as an entirety.

Events of Default

The indenture generally provides that if an event of default occurs and is continuing with respect to a series of debt securities, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any of the debt securities of that series are original issue discount securities, that portion of the principal amount of the debt securities as may be specified by the terms thereof) of the debt securities of that series to be immediately due and payable. However, in the event of certain bankruptcy-related events, the debt securities will automatically accelerate, except as otherwise provided in the indenture. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding debt securities of the series may rescind the declaration.

Under the indenture, unless otherwise specified with respect to a series of debt securities, the following events will constitute an event of default with respect to a series of debt securities:

(a) default in payment of the principal of any debt security of the series;

(b) default in payment of any interest on any debt security of the series when due, continuing for 30 days;

(c) failure by us to comply with our other agreements in the debt securities of the series or the indenture for the benefit of the holders of debt securities of that series upon the receipt by us of notice of the default given by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series and our failure to cure the default within 60 days after receipt by us of the notice;

(d) specified events of bankruptcy or insolvency; and

(e) any other event of default applicable to the series of debt securities and set forth in the applicable prospectus supplement.

The trustee will give notice to holders of the debt securities of any continuing default known to the trustee within 90 days after the occurrence of the default. However, the trustee may withhold notice of any default, other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders.

The holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series so long as the direction does not conflict with any law or the indenture and subject to other limitations provided for in the indenture. Before proceeding to exercise any right or power under the indenture at the direction of holders, the trustee will be entitled to receive from the holders security or indemnity reasonably satisfactory to it against losses, liabilities or expenses. With respect to each series of debt securities, no holder will have any right to pursue any remedy with respect to the indenture or the debt securities, unless:

(a) the holder has previously given the trustee written notice of a continuing event of default with respect to the debt securities of that series;

(b) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series have made a written request to the trustee to pursue the remedy;

(c) the holder or holders have offered to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(d) the holders of a majority in aggregate principal amount of the outstanding debt securities of the series have not given the trustee a direction inconsistent with the request within 60 days after receipt of the request; and

(e) the trustee has failed to comply with the request within the 60 day period.

Notwithstanding the foregoing, the right of any holder of any debt security or coupon to receive payment of the principal of, premium, if any, and interest in respect of a debt security or payment of the coupon on the date specified for payment in the debt security or coupon representing the installment of interest (the “stated maturity” or “stated maturities”) or to institute suit for the enforcement of payment may not be impaired or adversely affected without the holder’s consent. The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may waive an existing default with respect to that series and its consequences, other than (i) any default in any payment of the principal of, and premium, if any, or interest on, any debt security of the series or (ii) any default in respect of the covenants or provisions in the indenture which may not be modified without the consent of the holder of each outstanding debt security of the series affected as described in “—Modification and waiver,” below.

The indenture provides for us to deliver to the trustee within 120 days after the end of each of our fiscal years an officers’ certificate stating whether or not the signers actually know of any default that occurred during the last fiscal year.

Modification and Waiver

The indenture permits us and the trustee to execute a supplemental indenture without the consent of the holders of the debt securities or any related coupons:

•	to evidence the succession of another corporation to us and the assumption by it of our obligations under the indenture and the debt securities;

•	to add to our covenants, agreements and obligations for the benefit of the holders of all the debt securities of any series or to surrender any right or power conferred in the indenture upon us;

•

to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions (including restrictions relating to payment in the United States) on the payment of principal of and premium, if any, or interest, if any, on bearer securities, to permit bearer securities to be issued in exchange for registered securities, to permit bearer securities to be issued in exchange for bearer securities of other authorized denominations or to permit the issuance of debt securities in uncertificated form;

•	to establish the form or terms of debt securities of any series or coupons as permitted by the indenture;

•

to provide for the acceptance of appointment under the indenture of a successor trustee with respect to the debt securities of one or more series and to add to or change any provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•	to cure any ambiguity, defect or inconsistency;

•

to add to, change or eliminate any provisions (which addition, change or elimination may apply to one or more series of debt securities), provided that the addition, change or elimination neither (a) applies to any debt security of any series that was created prior to the execution of the supplemental indenture and is entitled to the benefit of that provision nor (b) modifies the rights of the holder of any such debt security with respect to that provision;

•	to secure the debt securities; or

•	to make any other change that does not adversely affect the rights of any holder of the debt securities in any material respect.

The indenture also permits us and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of the series affected by the supplemental indenture, to execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the indenture with respect to that series of debt securities or modify in any manner the rights of the holders of the debt securities of that series and any related coupons under the indenture. However, the supplemental indenture will not, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal or interest on, the debt securities or any premium payable upon redemption thereof;

•	reduce the amount of principal of any original issue discount securities that would be due and payable upon declaration of acceleration of maturity thereof;

•	reduce the principal amount of, or premium, if any, or the rate of interest on, the debt securities;

•	change the place or currency of payment of principal and premium, if any, or interest, if any, on the debt securities;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities;

•	reduce the above stated principal amount of outstanding debt securities of any series necessary to modify or amend the indenture; or

•	modify the foregoing requirements or reduce the percentage in principal amount of outstanding debt securities of any series necessary to waive any covenant or past default.

Holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive certain past defaults and may waive compliance by us with certain of the restrictive covenants described above with respect to the debt securities of that series.

Discharge and Defeasance

Unless otherwise indicated in an applicable prospectus supplement, the indenture generally provides that we may satisfy and discharge obligations thereunder with respect to the debt securities of any series by delivering to the trustee for cancellation all outstanding debt securities of the series or depositing with the trustee, after the outstanding debt securities have become due and payable, or will become due and payable within one year or will be called for redemption within one year, cash sufficient to pay at stated maturity or redemption all of the outstanding debt securities of the series and all other sums payable under the indenture with respect to the series.

In addition, unless otherwise indicated in an applicable prospectus supplement, the indenture generally provides that we may:

(a) be discharged from our obligations in respect of the debt securities of a series (“defeasance and discharge”), or

(b) cease to comply with specified restrictive covenants (“covenant defeasance”), including those described under “—Mergers and sales of assets”;

and the omission will not be an event of default with respect to the debt securities of that series, in each case at any time prior to the stated maturity or redemption thereof, if we irrevocably deposit with the trustee, in trust:

(i) sufficient funds in the currency or currency unit in which the debt securities are denominated to pay the principal of, premium, if any, and interest to stated maturity or redemption on, the debt securities of that series, or

(ii) that amount of direct obligations of, or obligations the principal of, premium, if any, and interest on which are fully guaranteed by, the government which issued the currency in which the debt securities are denominated, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of, premium, if any, and interest to stated maturity or redemption on, the debt securities of that series.

The defeasance and discharge and covenant defeasance described above are effective only if, among other things, we deliver an opinion of counsel provided for in the indenture.

Upon the defeasance and discharge, the holders of the debt securities of the series will no longer be entitled to the benefits of the indenture, except for the purposes of registration of transfer and exchange of the debt securities of the series and replacement of lost, stolen or mutilated debt securities and may look only to the deposited funds or obligations for payment.

The Trustee Under the Indenture

The trustee under the indenture, and/or one or more of its respective affiliates, may be lenders under our credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates. The trustee will be permitted to engage in other transactions with us and/or our subsidiaries and affiliates. However, if the trustee acquires any conflicting interest, as defined in the Trust Indenture Act of 1939, as amended, it must eliminate the conflict or resign.

The trustee will perform only those duties that are specifically set forth in the indenture, unless an event of default occurs and is continuing. In case an event of default occurs and is continuing, the trustee will exercise the same degree of care and skill as a prudent individual would exercise in the conduct of his or her own affairs.

Applicable Law

The debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York.

Plan of Distribution

We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors through agents or dealers. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We also reserve the right to sell securities directly to investors on our own or its behalf in those jurisdictions where we are, or it is, authorized to do so.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions set forth in any prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled under agreements with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us for certain expenses.

In connection with underwritten offerings of securities, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on The NASDAQ Global Select Market, in the over-the-counter market or otherwise. Underwriters are not required to engage in any of these activities, or to continue the activities if commenced.

If so indicated in an applicable prospectus supplement, we may authorize dealers acting as our or its agents to solicit offers by institutions to purchase the securities from us or it at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount or offering price of the securities sold pursuant to delayed delivery contracts will not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be entered into include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to approval by us.

The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

The securities may or may not be listed on a national securities exchange or a foreign securities exchange. Securities offered may be a new issue of securities with no established trading market. Any underwriters to whom or agents through whom these securities are sold by us for public offering and sale may make a market in these securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading market for any such securities.

One or more of the underwriters, and/or one or more of their respective affiliates, may be a lender under our credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates in the ordinary course of business.

Where You Can Find More Information

We file reports, proxy statements and other information with the SEC. You may read and copy this information at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available on the SEC’s website on the Internet at www.sec.gov. We also maintain a website at www.cedc.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our or the SEC’s website, and you should not consider it to be a part of this prospectus.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. The information we incorporate by reference into this prospectus is an important part of this prospectus. Any statement in a document the we filed with the SEC prior to the date of this prospectus and which is incorporated by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

We incorporate by reference into this prospectus the information contained in the documents listed below, which is considered to be a part of this prospectus:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 29, 2008 (file no. 000-24341);

•	our current reports on Form 8-K, filed with the SEC on January 11, 2008 and February 8, 2008 (file no. 000-24341);

•

the information in our proxy statement on Schedule 14A, filed with the SEC on March 27, 2007 (file no. 000-24341), but only to the extent that such information was incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 15, 2007 (file no. 000-24341);

•

the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on May 21, 1998, including any amendments or reports filed for the purpose of updating such description (file no. 000-24341); and

•

all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus, excluding reports, or any portions of any reports, that are deemed to be “furnished” to, and not “filed” with, the SEC.

You may request a copy of these filings, at no cost, by writing us at Central European Distribution Corporation, Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004, Attention: Investor Relations, or telephoning us at (610) 660-7817.

Legal Matters

Legal matters with respect to the validity of the securities being offered hereby will be passed upon for us by Dewey & LeBoeuf LLP, New York, New York.

Experts

The consolidated financial statements as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2007 incorporated by reference in this Base Prospectus to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers Sp. z o.o., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered office of PricewaterhouseCoopers Sp. z o.o. Warsaw, Al. Armii Ludowej 14.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION